Exhibit 2.1

TRANSACTION AGREEMENT

dated as of

June 7, 2021

by and among

CONTANGO OIL & GAS COMPANY,

INDEPENDENCE ENERGY LLC,

IE OPCO LLC,

IE PUBCO INC.,

IE L MERGER SUB LLC

and

IE C MERGER SUB INC.

i

4.14	Intellectual Property	27
4.15	Real Property	27
4.16	Rights-of-Way	28
4.17	Oil and Gas Matters	28
4.18	Environmental Matters	30
4.19	Material Contracts	31
4.20	Derivative Transactions	33
4.21	Insurance	33
4.22	Opinion of Financial Advisor	34
4.23	Brokers	34
4.24	Related Party Transactions	34
4.25	Regulatory Matters	34
4.26	Takeover Laws	35
4.27	No Rights Plan	35
4.28	No Additional Representations	35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ISLA PARTIES		36
5.1	Organization, Standing and Power	36
5.2	Capital Structure	36
5.3	Authority; No Violations; Consents and Approvals	37
5.4	Consents	38
5.5	Financial Statements	38
5.6	Absence of Certain Changes or Events	39
5.7	No Undisclosed Material Liabilities	39
5.8	Information Supplied	39
5.9	Isla Permits; Compliance with Applicable Law	39
5.10	Compensation; Benefits	40
5.11	Labor Matters	41
5.12	Taxes	41
5.13	Litigation	42
5.14	Intellectual Property	43
5.15	Real Property	43
5.16	Oil and Gas Matters	44
5.17	Environmental Matters	45
5.18	Material Contracts	46
5.19	Insurance	48
5.20	Brokers	48
5.21	Ownership of Company Capital Stock	48
5.22	Business Conduct	48
5.23	Regulatory Matters	49
5.24	Rights-of-Way	49
5.25	Derivative Transactions	49
5.26	Related Party Transactions	49
5.28	Sufficient Funds	50
5.29	No Additional Representations	50

ARTICLE VI COVENANTS AND AGREEMENTS		52
6.1	Conduct of Company Business Pending the Merger	52
6.2	Conduct of Isla Business Pending the Merger	54
6.3	No Solicitation	57
6.4	Preparation of Proxy Statement/Prospectus and Registration Statement	62
6.5	Stockholders Approval	63
6.6	Access to Information	65

ii

6.7	HSR and Other Approvals	66
6.8	Indemnification; Directors’ and Officers’ Insurance	67
6.9	Transaction Litigation	69
6.10	Public Announcements	69
6.11	Advice of Certain Matters; Control of Business	69
6.12	Reasonable Best Efforts; Notification	70
6.13	Section 16 Matters	70
6.14	Derivative Contracts	70
6.15	Stock Exchange Listing and Delisting	70
6.16	Tax Characterization and Other Tax Matters	71
6.17	Takeover Laws	71
6.18	Employee Matters	72
6.19	Payoff Letter	73
6.20	Financing	73
6.21	Transfers of Isla and New PubCo Interests	74
6.22	Termination of Isla Management Agreement	74

ARTICLE VII CONDITIONS PRECEDENT		75
7.1	Conditions to Each Party’s Obligation to Consummate the Transactions	75
7.2	Additional Conditions to Obligations of the Isla Parties	75
7.3	Additional Conditions to Obligations of the Company	76
7.4	Frustration of Closing Conditions	77

ARTICLE VIII TERMINATION		78
8.1	Termination	78
8.2	Notice of Termination; Effect of Termination	79
8.3	Expenses and Other Payments	79

ARTICLE IX GENERAL PROVISIONS		81
9.1	Schedule Definitions	81
9.2	Survival	81
9.3	Notices	81
9.4	Rules of Construction	82
9.5	Counterparts	83
9.6	Entire Agreement; No Third Party Beneficiaries	83
9.7	Governing Law; Venue; Waiver of Jury Trial	83
9.8	Severability	84
9.9	Assignment	85
9.10	Affiliate Liability	85
9.11	Specific Performance	85
9.12	Amendment	86
9.13	Extension; Waiver	86
9.14	Non-Recourse	86

Annex A	Certain Definitions

Exhibit A	Form of Amended and Restated New PubCo Certificate of Incorporation
Exhibit B	Form of Amended and Restated New PubCo Bylaws
Exhibit C	Form of Amended and Restated OpCo Limited Liability Company Agreement
Exhibit D	Form of Management Agreement
Exhibit E	Form of Registration Rights Agreement

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of June 7, 2021, is entered into by and among Contango Oil & Gas Company, a Texas corporation (the “Company”), Independence Energy LLC, a Delaware limited liability company (“Isla”), IE PubCo Inc., a Delaware corporation (“New PubCo”), IE OpCo LLC, a Delaware limited liability company (“OpCo”), IE C Merger Sub Inc., a Delaware corporation (“C Merger Sub”) and IE L Merger Sub LLC, a Delaware limited liability company (“L Merger Sub”).

WHEREAS, in anticipation of the Transactions, (i) Isla has formed OpCo, (ii) Isla has contributed 100% of the equity interests in Energy Finance to OpCo, (iii) Isla has formed New PubCo and (iv) New PubCo has formed C Merger Sub and L Merger Sub;

WHEREAS, New PubCo has issued (i) to Isla, a number of shares of Class B common stock, par value $0.0001 per share, of New PubCo (“New PubCo Class B Common Stock”) equal to the Isla Ownership Number and one share of Class A common stock, par value $0.0001 per share, of New PubCo (“New PubCo Class A Common Stock”) and (ii) to the Series I Preferred Stockholder, one thousand (1,000) shares of preferred stock, par value $0.0001 per share, designated as the “Series I Preferred Stock” (as defined in the New PubCo Certificate of Incorporation) (the transactions contemplated by this Recital and the immediately precedent Recital, the “Pre-Signing Transactions”).

WHEREAS, the Parties desire to combine Isla and its Subsidiaries with the Company in a transaction involving the following steps:

(i) On the Closing Date, (i) OpCo will be recapitalized such that, after giving effect to such recapitalization, 100% of the equity interests in OpCo shall consist of a number of OpCo Units equal to the Isla Ownership Number, which OpCo Units shall be held by Isla, and Isla’s members shall receive the right to receive additional OpCo Units in the event of a PubCo LTIP Issuance (as defined in the A&R OpCo LLCA) (this clause (i), the “OpCo Recapitalization”), (ii) Isla shall distribute all of the OpCo Units held by it, and all of the shares of New PubCo Class B Common Stock and right to receive additional OpCo Units in the event of a PubCo LTIP Issuance held by it to the Isla equity holders in accordance with its Organizational Documents (this clause (ii), the “Distribution”), and (iii) immediately following the Distribution, Isla will merge with and into OpCo, with OpCo as the surviving Person in the merger (the “Isla Merger”);

(ii) Immediately following the Isla Merger, C Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger and a direct wholly owned Subsidiary of New PubCo, on the terms and subject to the conditions set forth herein (the “Merger”);

(iii) As a result of the Merger, and in accordance with the TBOC, each issued and outstanding share of common stock, par value $0.04 per share, of the Company (the “Company Common Stock”) will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive a number of shares of New PubCo Class A Common Stock equal to the Exchange Ratio;

(iv) Immediately following the Merger, the Company will merge with and into L Merger Sub, with L Merger Sub as the surviving Person in the merger and a direct wholly owned Subsidiary of New PubCo, on the terms and subject to the conditions set forth herein (the “LLC Merger”);

(v) Immediately following the LLC Merger, New PubCo will contribute 100% of the equity interests in L Merger Sub to OpCo in exchange for certain OpCo Units, as set forth in Section 3.6, on the terms and subject to the conditions set forth herein (the “Contribution”); and

(vi) Immediately following the Contribution, OpCo will contribute L Merger Sub to Energy Finance (the “L Merger Sub Contribution”).

WHEREAS, for U.S. federal income tax purposes, (a) the Merger and the LLC Merger, taken together, are intended to constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a)

of the Code, and (b) this Agreement is intended to constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement, the Merger and the other Transactions, are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement, the Merger and the other Transactions;

WHEREAS, the Board of Directors of Isla, at a meeting duly called and held, has approved and declared advisable this Agreement and the Transactions on behalf of itself and, in Isla’s capacity as the sole member of OpCo, on behalf of OpCo;

WHEREAS, the Board of Directors of New PubCo (the “New PubCo Board”) has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, New PubCo and each of Isla and the Series I Preferred Stockholder, as the sole stockholders of New PubCo, (ii) approved and declared advisable this Agreement and the Transactions and (iii) in its capacity as the sole member of L Merger Sub, has approved and declared advisable this Agreement and the Transactions on behalf of L Merger Sub;

WHEREAS, the Board of Directors of C Merger Sub (the “C Merger Sub Board”) has (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, C Merger Sub and the sole stockholder of C Merger Sub and (ii) approved and declared advisable this Agreement and the Transactions, including the Merger;

WHEREAS, Isla, in its capacity as the sole stockholder of New PubCo that has any voting or approval rights with respect to New PubCo’s execution and delivery of this Agreement and consummation of the Transactions contemplated hereby (other than board designation rights described in the immediately following recital), will adopt this Agreement immediately following its execution;

WHEREAS, the Series I Preferred Stockholder, as the sole holder of Series I Preferred Stock, may following the execution of this Agreement deliver to the Company and Isla a letter agreeing, contemporaneously with the Merger Effective Time, to appoint the directors specified in accordance with Section 2.18 to the board of New PubCo (“Board Letter Agreement”);

WHEREAS, New PubCo, as the sole stockholder of C Merger Sub, will adopt this Agreement immediately following its execution;

WHEREAS, as an inducement to Isla to enter into this Agreement, concurrently with the execution and delivery of the Agreement, certain stockholders of the Company (the “Designated Stockholders”) set forth on Schedule 1.1 of the Company Disclosure Letter have entered into voting and support agreements (the “Designated Stockholder Voting Agreements”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Isla, the Isla Parties and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
A&R New PubCo Bylaws	2.17
A&R New PubCo Certificate	2.17
A&R OpCo LLCA	Annex A
Affiliate	Annex A
AgentCo	2.1
Aggregated Group	Annex A
Agreement	Preamble
Ancillary Documents	Annex A
Anti-Corruption Laws	Annex A
Antitrust Authority	6.7(b)
Antitrust Laws	6.7(b)
Applicable Date	4.5(a)
beneficial ownership	Annex A
Board Letter Agreement	Recitals
Book-Entry Shares	3.5(b)(ii)
Business Day	Annex A
C Merger Sub	Preamble
C Merger Sub Board	Recitals
Certificate of Merger	2.8(c)
Certificates	3.5(b)(i)
Closing	2.8(a)
Closing Date	2.8(a)
Code	Annex A
Company	Preamble
Company 401(k) Plan	6.18(d)
Company Affiliate	9.10
Company Alternative Acquisition Agreement	6.3(d)(iv)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.3(d)(vii)
Company Common Stock	Recitals
Company Competing Proposal	Annex A
Company Contracts	4.19(b)
Company Disclosure Letter	Article IV
Company Employee	6.18(a)
Company Equity Plans	Annex A
Company Independent Petroleum Engineers	4.17(a)
Company Intellectual Property	4.14(a)
Company Intervening Event	Annex A

Definition	Section
Company Leased Real Property	4.15
Company Material Adverse Effect	4.1
Company Owned Real Property	4.15
Company Permits	4.9(a)
Company Plan	Annex A
Company Preferred Stock	4.2(a)
Company PSU Award	3.4(b)
Company Real Property Lease	4.15
Company Related Party Transaction	4.24
Company Reserve Reports	4.17(a)
Company Restricted Stock Award	3.4(a)
Company Rights-of-Way	4.16
Company SEC Documents	4.5(a)
Company Stock Option Award	3.4(c)
Company Stockholder Approval	Annex A
Company Stockholders Meeting	4.4
Company Superior Proposal	Annex A
Company Termination Fee	Annex A
Confidentiality Agreement	6.6(b)
Consent	Annex A
Conversions	2.1
Contribution	Recitals
control	Annex A
COVID-19	Annex A
COVID-19 Measures	Annex A
Creditors’ Rights	4.3(a)
Debt Prepayment Expenses	Annex A
Derivative Transaction	Annex A
Designated Stockholder Voting Agreements	Recitals
Designated Stockholders	Recitals
DGCL	2.5
Distribution	Recitals
DLLCA	2.4
DTC	Annex A
Edgar	Annex A
Effect	Annex A
e-mail	9.3
Eligible Shares	3.2(b)(i)
Employee Benefit Plan	Annex A
Encumbrances	Annex A
Energy Finance	Annex A
Environmental Laws	Annex A
ERISA	Annex A
Exchange Act	Annex A
Exchange Agent	3.5(a)
Exchange Fund	3.5(a)
Exchange Ratio	3.2(b)(i)

Definition	Section
Excluded Shares	3.2(b)(iii)
GAAP	4.5(b)
Governmental Entity	Annex A
Grizzly	4.17(a)
Grizzly Oil and Gas Properties	4.17(a)
Grizzly Reserve Report	4.17(a)
group	Annex A
Hazardous Materials	Annex A
HSR Act	4.4
Hydrocarbons	Annex A
Indebtedness	Annex A
Indemnified Liabilities	6.8(a)
Indemnified Persons	6.8(a)
Independent Company Reserve Report	4.17(a)
Intellectual Property	Annex A
Intended Tax Treatment	6.16
Isla	Preamble
Isla Affiliate	9.10
Isla Certificate of Merger	2.8(b)
Isla Contracts	5.18(b)
Isla Debt Agreements	Annex A
Isla Disclosure Letter	Article V
Isla Expenses	Annex A
Isla Financial Statements	5.5
Isla Independent Petroleum Engineers	5.16(a)
Isla Intellectual Property	5.14(a)
Isla Interim Financial Statements	5.5
Isla Leased Real Property	5.15
Isla Management Agreement	Annex A
Isla Material Adverse Effect	5.1
Isla Merger	Recitals
Isla Merger Effective Time	2.8(b)
Isla Owned Real Property	5.15
Isla Ownership Number	Annex A
Isla Parties	Annex A
Isla Permits	5.9(a)
Isla Plan	Annex A
Isla Real Property Lease	5.15
Isla Related Parties	5.26
Isla Related Party Transactions	5.26
Isla Reserve Reports	5.16(a)
Isla Rights-of-Way	5.24
Isla Year End Financial Statements	5.5
IT Assets	Annex A
knowledge	Annex A
L Merger Sub	Preamble
L Merger Sub Contribution	Recitals
Law	Annex A
Letter of Transmittal	3.5(b)(i)

Definition	Section
LLC Certificate of Merger	2.8(d)
LLC Merger	Recitals
LLC Merger Effective Time	2.8(d)
Management Agreement	Annex A
Manager Incentive Plan	6.2(b)
Material Adverse Effect	Annex A
Material Company Insurance Policies	4.21
Material Isla Insurance Policies	5.19
Measurement Date	4.2(a)
Merger	Recitals
Merger Consideration	3.2(b)(i)
Merger Effective Time	2.8(c)
Mid-Con	4.17(a)
New PubCo	Preamble
New PubCo 401(k) Plan	6.18(d)
New PubCo Board	Recitals
New PubCo Certificate of Incorporation	Annex A
New PubCo Class A Common Stock	Recitals
New PubCo Class B Common Stock	Recitals
NYSE	Annex A
NYSE American	Annex A
Oil and Gas Leases	Annex A
Oil and Gas Properties	Annex A
OpCo	Preamble
OpCo Recapitalization	Recitals
OpCo Units	Annex A
ordinary course of business	Annex A
Organizational Documents	Annex A
other Party	Annex A
Outside Date	8.1(b)(ii)
Party	Annex A
Payoff Letters	6.19
Permitted Encumbrances	Annex A
Person	Annex A
Personal Information	Annex A
Pre-Signing Transactions	Recitals
Proceeding	Annex A
Production Burdens	Annex A
Proxy Statement/Prospectus	4.4
Registration Rights Agreement	Annex A
Registration Statement	4.8
Release	Annex A
Representatives	Annex A
Rights-of-Way	4.16
Sarbanes-Oxley Act	Annex A
SEC	Annex A
Securities Act	Annex A
Series I Preferred Stock	Recitals

Definition	Section
Series I Preferred Stockholder	Annex A
Severance Plan	2.18
Subject Indebtedness	Annex A
Subsidiary	Annex A
Surviving Corporation	2.5
Surviving Entity	2.6
Surviving Person	2.4
Takeover Law	Annex A
Tax	Annex A
Tax Returns	Annex A
Taxing Authority	Annex A
TBOC	2.5
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.9
Transactions	Annex A
Transfer Taxes	Annex A
Voting Debt	Annex A
Wells	Annex A
Willful and Material Breach	Annex A

ARTICLE II

THE TRANSACTIONS

2.1 Conversions and AgentCo. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, the Company will (i) cause each of its Subsidiaries (other than AgentCo) that is classified as a corporation for U.S. federal income tax purposes to, as applicable, either (A) convert to a Delaware limited liability company that is disregarded as separate from the Company for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3(b) with such conversion effective prior to the Merger Effective Time or (B) file a valid election pursuant to Treas. Reg. § 301.7701-3(c) to be treated as an entity disregarded as separate from the Company for U.S. federal income tax purposes with the effective date of such election being the Closing Date or a date prior to the Closing Date (the transactions described in clauses (i)(A) and (i)(B), the “Conversions”) (ii) form a wholly-owned Delaware corporation (“AgentCo”) and (iii) cause each of its Subsidiaries that hold any interests in any federal public lands to (A) enter into an agency agreement with AgentCo in a form reasonably satisfactory to the Company, whereby such Subsidiaries of the Company shall appoint AgentCo as agent and nominee of such Subsidiaries of the Company to hold legal title to such federal public lands for the sole benefit of such Subsidiaries of the Company, (B) grant, convey, transfer, and assign all of its right, title and interest in such federal public lands to AgentCo, which shall hold such right, title and interest in such federal public lands solely as the agent and nominee of such Subsidiaries of the Company in accordance with the agency agreement and (C) execute, deliver and file with any applicable Governmental Entities such instruments reasonably required or requested in order to effect and file of record the grants, conveyances, transfers and assignments referenced in clause (iii)(B).

2.2 Recapitalization. Upon the terms and subject to the conditions of this Agreement, at the Closing, following the Conversions, OpCo will consummate the OpCo Recapitalization.

2.3 The Distribution. Upon the terms and subject to the conditions of this Agreement, at the Closing, immediately following the OpCo Recapitalization, Isla and its equity holders shall consummate the Distribution.

2.4 Isla Merger. Upon the terms and subject to the conditions of this Agreement, immediately following the Distribution, Isla will be merged with and into OpCo in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”). As a result of the Isla Merger, the separate existence of Isla shall cease and OpCo shall continue its existence under the laws of the State of Delaware as the surviving limited liability company (in such capacity, OpCo is sometimes referred to herein as the “Surviving Person”).

2.5 The Merger. Upon the terms and subject to the conditions of this Agreement, immediately following the Isla Merger and at the Merger Effective Time, C Merger Sub will be merged with and into the Company in accordance with the provisions of the Texas Business Organizations Code (the “TBOC”) and the Delaware General Corporation Law (the “DGCL”). As a result of the Merger, the separate existence of C Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

2.6 The LLC Merger. Upon the terms and subject to the conditions of this Agreement, immediately following the Merger Effective Time and at the LLC Merger Effective Time, the Surviving Corporation will be merged with and into L Merger Sub in accordance with the provisions of the DGCL and the DLLCA. As a result of the LLC Merger, the separate existence of the Surviving Corporation shall cease and L Merger Sub shall continue its existence under the laws of the State of Delaware as the surviving limited liability company (in such capacity, L Merger Sub is sometimes referred to herein as the “Surviving Entity”).

2.7 The Contributions. Upon the terms and subject to the conditions of this Agreement, immediately following the LLC Merger Effective Time, New PubCo and OpCo shall consummate the Contribution. Upon the terms and subject to the conditions of this Agreement, immediately following the Contribution, L Merger Sub and Energy Finance shall consummate the L Merger Sub Contribution.

2.8 Closing.

(a) The closing of the Transactions (the “Closing”) shall take place by the exchange of documents by facsimile, PDF or other electronic means at 9:00 a.m., Houston time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date or place is agreed to in writing by Isla and the Company. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b) As soon as practicable on the Closing Date, after the Closing and the Distribution, a certificate of merger with respect to the Isla Merger prepared and executed in accordance with the relevant provisions of the DLLCA (the “Isla Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Isla Merger shall become effective upon the filing and acceptance of the Isla Certificate of Merger with the Office of the Secretary of State of the State of the State of Delaware, or at such later time as shall be agreed upon in writing by Isla and Company and specified in the Isla Certificate of Merger (the “Isla Merger Effective Time”).

(c) As soon as practicable on the Closing Date after the Closing and the Isla Merger Effective Time, a certificate of merger with respect to the Merger prepared and executed in accordance with the relevant provisions of the TBOC and the applicable Laws of the State of Delaware (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Texas and the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Office of the Secretary of State of the State of Texas and the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Isla and the Company and specified in the Certificate of Merger (the “Merger Effective Time”).

(d) As soon as practicable on the Closing Date after the Closing and the Merger Effective Time, a certificate of merger with respect to the LLC Merger prepared and executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “LLC Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The LLC Merger shall become effective upon the filing and acceptance of the LLC Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Isla and the Company and specified in the LLC Certificate of Merger (the “LLC Merger Effective Time”).

2.9 Effect of the Isla Merger. At the Isla Merger Effective Time, the Isla Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Isla Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Surviving Person and Isla shall vest in the Surviving Person, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Person and Isla shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Person.

2.10 Effect of the Merger. At the Merger Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBOC and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and C Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and C Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.11 Effect of the LLC Merger. At the LLC Merger Effective Time, the LLC Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Surviving Corporation and L Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and L Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

2.12 Certificate of Formation and LLC Agreement of the Surviving Person. At the Isla Merger Effective Time, the certificate of formation of OpCo in effect immediately prior to the Isla Merger Effective

Time shall be the certificate of formation of the Surviving Person until duly amended, subject to Section 6.8(a), as provided therein or by applicable Law. The Parties shall take all actions necessary so that the limited liability company agreement of OpCo in effect immediately prior to the Isla Merger Effective Time shall be the limited liability company agreement of the Surviving Person, until duly amended, subject to Section 6.8(a), as provided therein or by applicable Law.

2.13 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Merger Effective Time, the certificate of incorporation of C Merger Sub in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.8(a), as provided therein or by applicable Law. The Parties shall take all actions necessary so that the bylaws of C Merger Sub in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation upon the Merger Effective Time, until duly amended, subject to Section 6.8(a), as provided therein or by applicable Law.

2.14 Certificate of Formation and LLC Agreement of the Surviving Entity. At the LLC Merger Effective Time, the certificate of formation of L Merger Sub in effect immediately prior to the LLC Merger Effective Time shall be the certificate of formation of the Surviving Entity until duly amended, subject to Section 6.8(a), as provided therein or by applicable Law. The Parties shall take all actions necessary so that the limited liability company agreement of L Merger Sub in effect immediately prior to the LLC Merger Effective Time shall be the limited liability company agreement of the Surviving Entity, until duly amended, subject to Section 6.8(a), as provided therein or by applicable Law.

2.15 Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action such that, from and after the Merger Effective Time, the directors of C Merger Sub shall be the directors of the Surviving Corporation and the officers of C Merger Sub shall be the officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

2.16 Directors and Officers of the Surviving Entity and Surviving Person. The Parties shall take all necessary action such that, from and after the LLC Merger Effective Time, the officers of L Merger Sub shall be the officers of the Surviving Entity, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Entity (it being understood that the Surviving Entity shall be member-managed following the LLC Merger). The Parties shall take all necessary action such that, unless otherwise determined by Isla, from and after the Isla Merger Effective Time, the officers of OpCo shall be the officers of the Surviving Person, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Person.

2.17 Organizational Documents of New PubCo. Isla and New PubCo shall take all requisite action to cause the certificate of incorporation of New PubCo (the “A&R New PubCo Certificate”) and the bylaws of New PubCo (the “A&R New PubCo Bylaws”) to be in effect immediately prior to the Merger Effective Time to be in the forms attached to this Agreement as Exhibit A and Exhibit B, respectively, except for such changes as are approved in writing by Isla and the Company prior to the Closing.

2.18 Directors and Officers of New PubCo. The Parties acknowledge that as of the Merger Effective Time the directors of New PubCo shall consist of seven (7) directors to be designated by Isla following the date hereof and prior to the Closing and two (2) directors to be designated by the Company following the date hereof and prior to the Closing, each to hold office in accordance with the A&R New PubCo Certificate and the A&R New PubCo Bylaws. The persons who are the officers of New PubCo immediately prior to the Merger Effective Time, together with such other persons as designated by Isla following the date of this Agreement, shall be officers of New PubCo as of and following the Merger Effective Time, each such person to hold office in accordance with the A&R New PubCo Certificate and the A&R New PubCo Bylaws.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY, NEW PUBCO AND C MERGER SUB; EXCHANGE

3.1 Effect of the Isla Merger on Equity Interests. At the Isla Merger Effective Time, all of the equity interests in Isla will be canceled without any conversion thereof, and the equity interests in OpCo will remain unchanged.

3.2 Effect of the Merger on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of New PubCo, C Merger Sub, the Company, or any holder of any securities of New PubCo, C Merger Sub or the Company:

(a) Capital Stock of C Merger Sub. Each share of capital stock of C Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Merger Effective Time.

(b) Capital Stock of the Company.

(i) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (excluding any Excluded Shares, the “Eligible Shares”) shall be converted into the right to receive from New PubCo a number of fully paid and nonassessable shares of New PubCo Class A Common Stock equal to the Exchange Ratio (together with any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)), the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means 0.2000, as may be adjusted pursuant to Section 6.15.

(ii) All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h) and (B) any dividends or other distributions in accordance with Section 3.5(g), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.5(a).

(iii) All shares of Company Common Stock held by the Company as treasury shares or by New PubCo or C Merger Sub immediately prior to the Merger Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Merger Effective Time, and no consideration shall be delivered in exchange therefor.

(c) Capital Stock of New PubCo.

(i) In connection with the Transactions, all shares of New PubCo Class B Common Stock held by the equity holders of Isla immediately following the Distribution shall remain outstanding such that, after giving effect to the Transactions, the equity holders of Isla as of the date hereof shall collectively hold a number of shares of New PubCo Class B Common Stock equal to the Isla Ownership Number.

(ii) In connection with the Transactions, at the Merger Effective Time, Isla shall forfeit the one share of New PubCo Class A Common Stock held by Isla at such time for no consideration.

3.3 Effect of the LLC Merger on Equity Interests. At the LLC Merger Effective Time, all of the equity interests in the Surviving Corporation will be canceled without any conversion thereof, and the equity interests in L Merger Sub will remain unchanged.

3.4 Treatment of Company Equity Awards.

(a) Company Restricted Stock Awards. Immediately prior to the Merger Effective Time, each award of restricted shares of Company Common Stock (whether vested or unvested) granted under a Company

Equity Plan that is outstanding immediately prior to the Merger Effective Time (each, a “Company Restricted Stock Award”) shall, at the Merger Effective Time, automatically and without any action on the part of New PubCo, the Company or any holder thereof, fully vest and be converted into the right to receive from New PubCo a number of unrestricted shares of New PubCo Class A Common Stock (together with any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Merger Effective Time and (y) the Exchange Ratio, reduced by any applicable Tax withholding.

(b) Company PSU Awards. Immediately prior to the Merger Effective Time, each award of performance stock units that corresponds to shares of Company Common Stock (whether vested or unvested) granted under a Company Equity Plan that is outstanding immediately prior to the Merger Effective Time (each, a “Company PSU Award”) shall, at the Merger Effective Time automatically, and without any action on the part of New PubCo, the Company or any holder thereof, fully vest (with any performance- based vesting conditions for such awards held by then-current (as of Closing) employees of the Company and its Subsidiaries deemed achieved at the maximum performance level) and be cancelled, and in exchange therefor, New PubCo shall issue to the holder thereof a number of shares of New PubCo Class A Common Stock (together with any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) equal to the product of (x) the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Merger Effective Time and (y) the Exchange Ratio, reduced by any applicable Tax withholding ; provided, that, (i) to the extent that insufficient shares are available under a Company Equity Plan immediately prior to the Merger Effective Time to deem such Company PSU Awards to have been achieved at the maximum performance level, then an amendment to such Company Equity Plan to increase the number of shares available may be sought in accordance with Section 6.5 of this Agreement, and (ii) to the extent that, for any reason, such an amendment is not adopted and insufficient shares remain available, then such Company PSU Awards shall receive appropriate cash consideration as set forth under such Company Equity Plan or the award agreement governing such Company PSU Award (except that any performance-based vesting conditions shall be deemed achieved at the greater of the target performance level or actual performance through the Closing Date).

(c) Company Stock Options. Immediately prior to the Merger Effective Time, each option to purchase shares of Company Common Stock (whether vested or unvested) granted under a Company Equity Plan that is outstanding immediately prior to the Merger Effective Time (each, a “Company Stock Option Award”) shall, without any action on the part of New PubCo, the Company or any holder thereof, fully vest and be deemed exercised in a net exercise such that the holder of such Company Stock Option Award shall receive, immediately prior to the Merger Effective Time, a number of shares of Company Common Stock equal to (x) the number of shares of Company Common Stock subject to such Company Stock Option Award immediately prior to the Merger Effective Time, multiplied by (y) the excess of the Fair Market Value of a share of Company Common Stock minus the exercise price per share of Company Common Stock subject to such Company Stock Option Award, and then divided by (z) the Fair Market Value of a share of Company Common Stock (the “Net Exercise Shares”). All such Net Exercise Shares shall be deemed outstanding immediately prior to the Merger Effective Time and entitled to receive the Merger Consideration (together with any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) as set forth in Section 3.2(b)(i), reduced by any applicable Tax withholding. For the avoidance of doubt, any Company Stock Option Award with an exercise price per share of Company Common Stock subject to such Company Stock Option Award that equals or exceeds the Fair Market Value of a share of Company Common Stock shall be cancelled for no consideration.

(d) For purposes of this Section 3.4 the “Fair Market Value” of a share of Company Common Stock shall equal the average of the volume weighted average price per share of Company Class A Common Stock on the five trading days preceding the Closing Date (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by New PubCo and the Company).

(e) Prior to the Merger Effective Time, the Company Board and/or the compensation committee of the Company Board shall take such action and adopt such resolutions as are required to (i) effectuate the treatment of the Company Restricted Stock Awards, the Company PSU Awards and the Company Stock Option Awards pursuant to the terms of this Section 3.4, and (ii) take all actions reasonably required to effectuate any provision of this Section 3.4, including to ensure that, except as set forth in this Section 3.4, from and after the Merger Effective Time, none of New PubCo, the Surviving Corporation or the Surviving Entity will be required to deliver shares of Company Common Stock or other capital stock of the Company or any other Person to any Person pursuant to or in settlement of any equity awards of the Company, including any Company Restricted Stock Awards, Company PSU Awards or Company Stock Option Awards.

(f) As soon as practicable following the Merger Effective Time, the Company shall file a post-effective amendment to any Form S-8 registration statements previously filed by the Company deregistering all shares of Company Common Stock thereunder.

3.5 Payment for Securities; Exchange.

(a) Exchange Agent; Exchange Fund. Prior to the Merger Effective Time, New PubCo shall enter into an agreement with the Company’s transfer agent, or another firm reasonably acceptable to the Company and Isla, to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration to which such holders shall become entitled pursuant to this Article III. Promptly after the Merger Effective Time, New PubCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of New PubCo Class A Common Stock issuable in respect of Eligible Shares pursuant to Section 3.2. New PubCo agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5(g). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.5(a) and Section 3.5(g), the Exchange Fund shall not be used for any other purpose. Any shares of New PubCo Class A Common Stock deposited with the Exchange Agent and any cash held for payment in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h) or deposited to fund dividends or other distributions in accordance with Section 3.5(g) or in settlement of any Company PSU Awards pursuant to Section 3.4(b) shall hereinafter be referred to as the “Exchange Fund.” New PubCo shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by New PubCo; provided, that, any such investment or losses resulting therefrom shall not in any event modify the obligations of New PubCo to pay to the Merger Consideration in full (including all amounts of cash paid in lieu of fractional shares in accordance with Section 3.5(h)) pursuant to this Article III or any amounts payable pursuant to Section 3.4(b) or Section 3.5(g). Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall be promptly returned to New PubCo or its designee following the earlier of the distribution of all amounts required to be paid pursuant to this Article III and the 180th day following the Closing Date, pursuant to Section 3.5(d).

(b) Payment Procedures.

(i) Certificates. As soon as practicable after the Merger Effective Time, New PubCo shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Merger Effective Time, of an outstanding certificate or certificates that immediately prior to the Merger Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Isla and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.2(b)(i). Subject to Section 3.5(f), upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of New PubCo Class A Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the number of shares of New PubCo Class A Common Stock, if any, that such holder has the right to receive pursuant to Section 3.2 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check (or payment by wire transfer, if permitted pursuant to, and valid wire transfer information is provided in, such duly completed and executed Letter of Transmittal) in the amount equal to the cash payable in lieu of any fractional shares of New PubCo Class A Common Stock pursuant to Section 3.5(h) and dividends and other distributions pursuant to Section 3.5(g).

(ii) Non-DTC Book-Entry Shares. As soon as practicable after the Merger Effective Time, New PubCo shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Merger Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of New PubCo Class A Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of New PubCo Class A Common Stock, if any, that such holder has the right to receive pursuant to Section 3.2 (after taking into account all shares of Company Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of New PubCo Class A Common Stock pursuant to Section (h) and dividends and other distributions pursuant to Section 3.5(g).

(iii) DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, New PubCo and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.

(iv) No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

(v) With respect to Certificates, if payment of the Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) and dividends or other distributions with respect to New PubCo Class A Common Stock pursuant to Section 3.5(g) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) and dividends or other distributions with respect to New PubCo Class A Common Stock pursuant to Section 3.5(g) to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of New PubCo that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) and dividends or other distributions with respect to New PubCo Class A Common Stock pursuant to Section 3.5(g) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Merger Effective Time. Until surrendered as contemplated by this Section 3.5(b)(v) (subject to Section 3.5(f)), each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.5(g) payable in respect of such shares of Company Common Stock.

(c) Termination of Rights. All Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h) and dividends or other distributions with respect to New PubCo Class A Common Stock pursuant to Section 3.5(g) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Merger Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to New PubCo, the Surviving Corporation or the Surviving Entity for any reason, they shall be canceled and exchanged for the Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) and dividends or other distributions with respect to New PubCo Class A Common Stock pursuant to Section 3.5(g) payable in respect of the Eligible Shares previously represented by such Certificates.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 180th day after the Closing Date shall be delivered to New PubCo, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) and dividends or other distributions with respect to New PubCo Class A Common Stock pursuant to Section 3.5(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and New PubCo for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, New PubCo, C Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Isla, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by New PubCo, the posting by such Person of a bond in such reasonable amount as New PubCo may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (including any cash to be paid in lieu of fractional shares of New PubCo Class A Common Stock in accordance with Section 3.5(h)) and dividends or other distributions with respect to New PubCo Class A Common Stock pursuant to Section 3.5(g) payable in respect of the shares of Company Common Stock formerly represented by such Certificate.

(g) Distributions with Respect to Unexchanged Shares of New PubCo Class A Common Stock. No dividends or other distributions declared or made with respect to shares of New PubCo Class A Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of New PubCo Class A Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of

New PubCo Class A Common Stock shall be paid to any such holder, in each case, until such holder shall surrender such Certificate in accordance with this Section 3.5 or, if such Certificate shall have been lost, stolen or destroyed, such holder shall have delivered the affidavit and, if reasonably required by New PubCo, posted the bond, in accordance with Section 3.5(f). Following surrender of any such Certificate (or, if applicable, delivery of such affidavit and, if reasonably required by New PubCo, posting of such bond), there shall be paid to such holder of whole shares of New PubCo Class A Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender (or delivery, as applicable), the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of New PubCo Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender (or delivery, as applicable) and a payment date subsequent to such surrender (or delivery, as applicable) payable with respect to such whole shares of New PubCo Class A Common Stock. For purposes of dividends or other distributions in respect of shares of New PubCo Class A Common Stock, all whole shares of New PubCo Class A Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of New PubCo Class A Common Stock were issued and outstanding as of the Merger Effective Time.

(h) No Fractional Shares of New PubCo Class A Common Stock. No certificates or scrip or shares representing fractional shares of New PubCo Class A Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of New PubCo or a holder of shares of New PubCo Class A Common Stock. In lieu of any fractional share of New PubCo Class A Common Stock to which any holder of Company Common Stock would otherwise be entitled in connection with the payment of the Merger Consideration, the holders of Eligible Shares shall be entitled to receive from the Exchange Agent in accordance with the provisions of this Section 3.5(h), a cash payment in lieu of such fractional share of New PubCo Class A Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of New PubCo Class A Common Stock equal to the excess of (i) the aggregate number of shares of New PubCo Class A Common Stock to be delivered to the Exchange Agent pursuant to this Agreement over (ii) the aggregate number of whole shares New PubCo Class A Common Stock to be issued to the holders of Eligible Shares pursuant to Section 3.2. No certificates or scrip representing fractional shares of New PubCo Class A Common Stock shall be issued in the Merger. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of New PubCo Class A Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares of New PubCo Class A Common Stock. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Eligible Shares in lieu of any fractional shares of New PubCo Class A Common Stock, the Exchange Agent shall make available such amounts to such holders of Eligible Shares, without interest, subject to and in accordance with this Section 3.5.

(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, New PubCo, the Surviving Corporation, the Surviving Entity, the Isla Parties, and the Exchange Agent and each of their respective Affiliates shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable to any Person pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment, issuance or transfer under applicable Law. To the extent that such amounts are so properly deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding.

3.6 Contribution. As consideration for the Contribution, New PubCo shall be issued a number of OpCo Units equal to the number of shares of New PubCo Class A Common Stock issued and outstanding immediately after giving effect to the Transactions it being understood that the equity holders of Isla as of immediately prior to the Isla Merger Effective Time shall hold collectively a number of OpCo Units equal to the Isla Ownership

Number. In connection therewith, the limited liability company agreement of OpCo shall be amended and restated in the form of the A&R OpCo LLCA and New PubCo shall become the managing member of OpCo in accordance with and pursuant to the A&R OpCo LLCA.

3.7 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Transactions.

3.8 Impact of Stock Splits, Etc. In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding after the date of this Agreement and prior to the Merger Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Exchange Ratio, subject to further adjustment in accordance with this Section 3.8. Nothing in this Section 3.8 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.9 Closing Deliverables.

(a) At the Closing, the Company shall deliver, or cause to be delivered, to the Isla Parties the following:

(i) counterparts of each Ancillary Document to which the Company (or any of its Affiliates, officers or directors, or any of their respective Affiliates) is a party, in each case duly executed by each such Person;

(ii) a properly executed IRS Form W-9 dated as of the Closing Date; and

(iii) such other agreements, instruments and documents that are required by other terms of this Agreement to be executed or delivered at or prior to the Closing or as Isla may reasonably request to effect the transactions contemplated by this Agreement and the Ancillary Documents.

(b) At the Closing, the Isla Parties will deliver, or cause to be delivered, to the Company the following:

(i) counterparts of each Ancillary Document to which such Isla Party is a party, in each case duly executed by the applicable Isla Party; and

(ii) such other agreements, instruments and documents that are required by other terms of this Agreement to be executed or delivered at or prior to the Closing or as the Company may reasonably request to effect the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to the Isla Parties on or prior to the date of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face or (ii) as disclosed in the Company SEC Documents filed with or furnished to the SEC and available on Edgar since December 31, 2020 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company represents and warrants to the Isla Parties as follows:

4.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or, in the case of the Company or its Subsidiaries, to have such power, authority or standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Isla complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of the Company (each of which is set forth on Schedule 4.1 of the Company Disclosure Letter), each as amended prior to the execution of this Agreement, and each as made available to Isla is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

4.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.04 per share (“Company Preferred Stock” and, together with Company Common Stock, “Company Capital Stock”). At the close of business on June 4, 2021 (the “Measurement Date”): (A) 201,071,407 shares of Company Common Stock were issued and outstanding (not including shares held in treasury) and no shares of Company Preferred Stock were issued and outstanding; (B) the shares of Company Common Stock issued and outstanding include 2,552,727 shares of Company Common Stock underlying Company Restricted Stock Awards; (C) 4,735,311 shares of Company Common Stock were subject to Company PSU Awards (assuming that such Company PSU Awards were earned at target performance levels); (D) 579 shares of Company Common Stock were subject to Company Stock Option Awards; and (E) 3,020,283 shares of Company Common Stock remained available for issuance pursuant to the Company’s Third Amended and Restated 2009 Incentive Compensation Plan and no shares of Company Common Stock remained available for issuance pursuant to the Company’s 2005 Stock Incentive Plan.

(b) All outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including a Company Equity Plan and the Company’s Organizational Documents). As of the close of business on the Measurement Date, except as set forth in this Section 4.2, Schedule 4.2 of the Company Disclosure Letter and in the Designated Stockholder Voting Agreements, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (which Schedule 4.2 of the Company Disclosure Letter shall also set forth, with respect to any such options, warrants or other such rights, the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2 or Schedule 4.2 of the Company Disclosure Letter, and except for changes since the Measurement Date resulting from the exercise of stock options outstanding at such date (and the issuance of shares of Company Common Stock thereunder, which were reserved for issuance as set forth in Section 4.2(a)), or stock grants or other awards granted in accordance with Section 6.1(b)(ii), there are outstanding: (A) no shares of Company Capital Stock, Voting Debt or other voting securities of the Company, (B) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of the Company and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Other than the Designated Stockholder Voting Agreement, there are not any stockholder agreements, voting trusts or other agreements (it being agreed and acknowledged that the Company’s and its Subsidiaries’ Organizational Documents do not constitute such agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Common Stock or any other shares of Company Capital Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (1) equity securities or other similar equity interests in any Person, other than the Company’s and its Subsidiaries’ equity securities in the Company’s Subsidiaries or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than the Company, its Subsidiaries and its investments listed on Schedule 4.2 of the Company Disclosure Letter.

4.3 Authority; No Violations; Consents and Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject with respect to the consummation of the Merger, to Company Stockholder Approval and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Texas and the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by the Isla Parties, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement, the Merger and the other Transactions, are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement, the Merger and the other Transactions (such recommendation described in clause (iii), the “Company Board Recommendation”). The

Company Stockholder Approval is the only approval of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger. No Company stockholders or other holders of equity interests of the Company have any dissenters’ rights or rights of appraisal relating to the Transactions or this Agreement or the Ancillary Documents to which the Company or any of its Subsidiaries is a party.

(b) Except as set forth on Schedule 4.3(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company as in effect prior to the Merger (assuming that the Company Stockholder Approval is obtained) or the Organizational Documents of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the New PubCo Board.

4.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a proxy statement (which shall be a joint proxy statement of the Company and prospectus of New PubCo) in definitive form (the “Proxy Statement/Prospectus”) relating to the meeting of the stockholders of the Company to be held for the purposes of obtaining the Company Stockholder Approval (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with and filings as may be required under the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Texas and the Office of the Secretary of State of the State of Delaware and the filing of the LLC Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE American; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent the failure to obtain or make as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Documents; Financial Statements.

(a) Since January 1, 2020 (the “Applicable Date”), the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be so filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements and documents so filed or furnished by the Company, collectively, the “Company SEC Documents”). As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those amended disclosures), each of the Company SEC Documents complied in all material respects with the applicable requirements of the

Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of (i) the Company included in the Company SEC Documents, and (ii) to the knowledge of the Company, any other Person included in the Company SEC Documents, in each case, including all notes and schedules thereto, (x) complied in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and (y) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated subsidiaries (and, to the knowledge of the Company, any other such Person and its consolidated Subsidiaries) as of their respective dates and the results of operations and the cash flows of such Person and its consolidated Subsidiaries for the periods presented therein (subject to normal period-end adjustments). To the knowledge of the Company, the statement of revenues and direct operating expenses of the Grizzly Oil and Gas Properties included in the Company SEC Documents present fairly, in all material respects, the revenues and direct operating expenses of the Grizzly Oil and Gas Properties for the year ended December 31, 2020, in accordance with GAAP. For the avoidance of doubt, no representations or warranties are made by the Company pursuant to this Section 4.5(b) with respect to any financial statements or other financial information furnished by the Isla Parties and included in the Registration Statement or the Proxy Statement/Prospectus.

(c) The unaudited pro forma financial information and the related notes thereto included in the Company SEC Documents have been prepared in accordance with the SEC’s rules and guidance with respect to pro forma financial information, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Company SEC Documents. For the avoidance of doubt, no representations or warranties are made by the Company pursuant to this Section 4.5(c) with respect to any unaudited pro forma financial information or related notes included in the Registration Statement or the Proxy Statement/Prospectus (except as contemplated by Section 4.8).

(d) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(e) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to ensure reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) Since the Applicable Date, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(h) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(i) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

4.6 Absence of Certain Changes or Events.

(a) Since December 31, 2020, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) From December 31, 2020 through the date of this Agreement, except as set forth in Schedule 4.6 of the Company Disclosure Letter:

(i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, except for any commercially reasonable actions taken, or omitted to be taken, by the Company or any of its Subsidiaries in connection with COVID-19 or any COVID-19 Measures;

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance; and

(iii) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this

Agreement, would (without Isla’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.1(b)(i), (iv), (v), (vi), (vii), (viii), (xi), (xiii), (xiv), (xv), or (xvii) (solely as it relates to the foregoing clauses (i), (iv), (v), (vi), (vii), (viii), (xi), (xiii), (xiv) or (xv)).

4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2020 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2020; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2020; (c) liabilities which individually, and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (d) liabilities incurred after the date of this Agreement permitted to be incurred pursuant to Section 6.1(b)(xi); and (e) liabilities incurred in connection with the Transactions.

4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by New PubCo pursuant to which shares of New PubCo Class A Common Stock issuable in the Merger will be registered with the SEC, and which will include the Proxy Statement/Prospectus (including any amendments or supplements, the “Registration Statement”), shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 5.8, the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by the Isla Parties specifically for inclusion or incorporation by reference therein.

4.9 Company Permits; Compliance with Applicable Law.

(a) The Company and its Subsidiaries hold and at all times since the Applicable Date held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold any such Company Permit or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.10 Compensation; Benefits.

(a) Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list of all material Company Plans.

(b) True, correct and complete copies of each of the Company Plans and the related trust documents or other funding arrangements and the most recent favorable determination, advisory or opinion letters, if applicable, have been furnished or made available to Isla or its Representatives, along with, to the extent applicable, the most recent report filed on Form 5500 (with all schedules and attachments), the most recent summary plan description (with all summaries of material modifications thereto), the most recent financial statements and actuarial or other valuation reports, and all material non-routine correspondence to or from any Governmental Entity received in the last three years.

(c) Each Company Plan has been established, administered, operated, funded and maintained in material compliance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(d) There are no material Proceedings pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans.

(e) All material contributions required to be made by the Company or any of its Subsidiaries to the Company Plans pursuant to their terms or applicable Law have been timely made.

(f) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion or advisory letter) as to its qualification under the Code and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualification of such Company Plan. With respect to each Company Plan, none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that would be material. The Company and its Subsidiaries do not have any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g) None of the Company, any of its Subsidiaries or any member of their respective Aggregated Groups sponsors, maintains, contributes to or has an obligation to contribute to (or has in the last six years sponsored, maintained, contributed to or had an obligation to contribute to), or has any current or contingent liability or obligation under or with respect to, and no Company Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 or 4971 of the Code or (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(h) Other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law, no Company Plan provides any retiree or post-employment or post-service medical or life insurance benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(i) Except as set forth on Schedule 4.10(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger could, either alone or in combination with another event, (i) entitle any current or former Company Employee, director or other service provider of the Company or any of its Subsidiaries to severance pay, any increase in severance pay or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former Company Employee, director or other service provider of the Company or any of its Subsidiaries; (iii) directly or indirectly cause or require the Company to transfer or set aside any amount of assets to fund any benefits under any Company Plan; (iv) otherwise give rise to any material liability under any Company

Plan, limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Merger Effective Time; or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of the Company or any of its Subsidiaries that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(j) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A, Section 280G or Section 4999 of the Code.

(k) Each Company Plan or any other agreement, arrangement, or plan of the Company or any of its Subsidiaries that constitutes, in any part, a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l) No Company Plan is maintained outside the jurisdiction of the United States or covers any Company Employees or other service providers who reside or perform services primarily outside of the United States.

4.11 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with, and no employee of the Company or any of its Subsidiaries is represented by, any labor union, works council or other similar representative of employees, (ii) there is no pending or, to the knowledge of the Company, threatened union representation petition involving employees of the Company or any of its Subsidiaries, and (iii) the Company does not have knowledge of any activity or Proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees since the Applicable Date.

(b) There is, and since the Applicable Date there has been, no strike, labor dispute, slowdown, work stoppage or lockout or other labor disturbance pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(c) Except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws respecting labor, employment and employment practices (including all such Laws regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration and employee safety), and there are no material Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, including any such Proceedings alleging breach of any express or implied contract of employment, wrongful termination of employment, failure to pay required wages, failure to satisfy employment-related leave or recordkeeping requirements, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any investigation with respect to the Company or any of its Subsidiaries, in each case, which investigation would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.12 Taxes.

(a) All U.S. federal income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by the Company or any of its Subsidiaries have been timely paid in full.

(b) There are no Encumbrances for material Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances for Taxes not yet delinquent.

(c) Neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any Tax.

(d) There is no outstanding claim, assessment, deficiency, audit, examination, investigation or litigation in respect of a material amount of Taxes or material Tax matters against the Company or any of its Subsidiaries that has been asserted in writing by any Governmental Entity. There are no Proceedings with respect to Taxes pending or, to the knowledge of the Company, proposed or threatened against the Company and its Subsidiaries or with respect to the assets of the Company and its Subsidiaries.

(e) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been, to the knowledge of the Company, proposed or threatened with respect to the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent). Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)), or otherwise.

(g) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing or indemnity contract or arrangement (other than pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)).

(h) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing, (ii) closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date outside the ordinary course of business, or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(k) The Company is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation. Except as set forth on Schedule 4.12(k) of the Company Disclosure Letter, each of the Company’s Subsidiaries is, and has been since its formation, properly classified for U.S. federal income tax purposes as either a partnership or an entity disregarded as separate from its owner.

(l) The Company is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

4.13 Litigation. There is no (i) Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, or (ii) outstanding judgment, order, injunction, rule or decree of any Governmental Entity in each case other than as would not (if, with respect to clause (i), determined adversely to the Company or its applicable Subsidiaries), individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

4.14 Intellectual Property.

(a) The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the knowledge of the Company, the use of the Company’s Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three years and (iii) to the knowledge of the Company, are free from any malicious code.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries; and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.

4.15 Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Leased Real

Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Leased Real Property (each, a “Company Real Property Lease”) is in full force and effect and is valid and enforceable against the Company or such Subsidiary and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, the Company Owned Real Property or the Company Leased Real Property.

4.16 Rights-of-Way. Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively, the “Company Rights-of-Way”) as are sufficient to conduct its business as presently conducted in the ordinary course, except for such Company Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Company Rights-of-Way and conduct their business in a manner that does not violate any of the Company Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Company Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are located on or are subject to valid Company Rights-of-Way, or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Company Rights-of-Way) in the Company Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.17 Oil and Gas Matters.

(a) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of (A) the reserve report prepared by William M. Cobb & Associates, Inc. (in such capacity, the “Company Independent Petroleum Engineers”) relating to the Oil and Gas Properties referred to therein as of December 31, 2020, as updated and supplemented to reflect the acquisition of Michael Merger Sub LLC (successor to Mid-Con Energy Partners, LP) and its subsidiaries (collectively, “Mid-Con”) and the Oil and Gas Properties held by Mid-Con as of December 31, 2020 (the “Independent Company Reserve Report”) and (B) the reserve report prepared by Grizzly relating to and covering the Oil and Gas Properties acquired by the Company and/or its Subsidiaries from Grizzly Operating, LLC (“Grizzly” and such Oil and Gas Properties, the “Grizzly Oil and Gas Properties”), with such reserve estimates being as of December 31, 2020 (the “Grizzly Reserve Report” and collectively with the Independent Company Reserve Report, the “Company Reserve Reports”), (ii) reflected in the Company Reserve Reports or in the Company SEC Documents as having been sold or otherwise disposed of by the Company and/or its Subsidiaries (other than permitted sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), or (iii) Oil and Gas Leases that have expired or terminated in accordance with the terms thereof on a date on or after the date hereof and as set forth on Schedule 4.17(a) of the Company Disclosure Letter, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. The Company Reserve Reports reflect and include all Oil and Gas Properties held or owned by the Company and/or its Subsidiaries after giving effect to the acquisition of Mid-Con and the Grizzly Oil and Gas Properties. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, record and/or beneficial title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties except, in each case, for (x) any decreases in connection with those operations in which the Company or any of its Subsidiaries may elect after the date hereof to be a non-consenting co-owner, (y) any decreases resulting from the establishment or amendment, after the date hereof, of pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Reports for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Company Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by (i) the Company to the Company’s Independent Petroleum Engineers relating to the Company interests referred to in the Independent Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Independent Company Reserve Report was, as of the time provided, accurate and (ii) Grizzly relating to the Company interests referred to in the Grizzly Reserve Report, by or on behalf of Grizzly and its affiliates that was material to Grizzly’s estimates of proved oil and gas reserves attributable to the Grizzly Oil and Gas Properties in connection with the preparation of the Grizzly Reserve Report was, as of the time provided, accurate. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company and its Subsidiaries (A) set forth in the Independent Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect the oil and gas reserves of the Company (other than the oil and gas reserves attributable to the Grizzly Oil and Gas Properties) at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved and (B) set forth in the Grizzly Reserve Report are derived from reports that have been prepared by or on behalf of Grizzly, and such reserve estimates fairly reflect the oil and gas reserves of the Grizzly Oil and Gas Properties at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens (x) as are being currently paid prior to delinquency in the ordinary course of business, (y) which are being held in suspense by the Company or its Subsidiaries in accordance with applicable Law, or (z) the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established) and (iii) none of the Company or any of its Subsidiaries

(and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e) All of the Wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable contracts entered into by the Company or any of its Subsidiaries related to such Wells and in accordance with applicable Law and the Company Permits, and all drilling and completion (and plugging and abandonment) of such Wells and all related development, production and other operations have been conducted in compliance with all such applicable Oil and Gas Lease(s), contracts and applicable Law and the Company Permits except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

(g) Following the consummation of the Transactions, all bonds or other financial assurances held by the Company or its Subsidiaries or issued for the benefit of any thereof that are required for the Company or such Subsidiaries to own and operate the Oil and Gas Properties that it currently owns and operates will remain in place for the benefit of the Surviving Corporation or the Surviving Entity.

4.18 Environmental Matters.

(a) The Company and its Subsidiaries and their respective operations and assets are, and for the past three years have been, in compliance in all material respects with Environmental Laws, which compliance includes, and for the past three years has included, obtaining, maintaining and complying in all material respects with all of the Company’s Permits required under Environmental Law for their respective operations and occupancy of any real property.

(b) The Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened material Proceedings under Environmental Laws. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding material judgment, order, injunction, rule or decree of any Governmental Entity issued under or in relation to Environmental Law.

(c) There have been no Releases of Hazardous Materials by the Company or its Subsidiaries or, to the Company’s knowledge, any other Person at any property currently or, to the Company’s knowledge, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the Company’s knowledge, by any predecessors of the Company or any Subsidiary of the Company, which Releases have resulted or would result in material liability to the Company or its Subsidiaries under Environmental Law, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, the subject matter of which is unresolved, asserting a material violation of, or material liability or obligation under, any Environmental Laws, including with respect to the investigation, remediation, removal, or monitoring of the Release or threatened Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company or its Subsidiaries, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling.

(d) The Company and its Subsidiaries have not (i) generated, treated, stored, arranged for the disposal of, manufactured, distributed, or, to the Company’s knowledge, exposed any Person to any Hazardous Materials, so as to result in material liability to the Company or its Subsidiaries under Environmental Law, or (ii) assumed, provided an indemnity (excluding reasonable customary indemnities in master services agreements) with respect to or otherwise become subject to any such material outstanding liability of any other Person under Environmental Laws.

(e) There have been no written reports of non-privileged environmental investigations, studies, site assessments, reviews, or audits that are in the possession or reasonable control of the Company or its Subsidiaries addressing material or potentially material environmental matters with respect to any of their operations or any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Isla.

Except for the representations and warranties contained in Section 4.5, Section 4.6 and Section 4.7, this Section 4.18 contains the sole and exclusive representations and warranties of the Company with respect to Environmental Laws and Hazardous Materials.

4.19 Material Contracts.

(a) Schedule 4.19(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the following to which the Company or any of its Subsidiaries is party or by which any of their respective assets are bound:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $2,500,000 or aggregate payments in excess of $5,000,000;

(iii) each contract relating to Indebtedness or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset), other than agreements solely between or among the Company and its Subsidiaries or those involving an amount of Indebtedness or deferred purchase price, individually or in the aggregate, of no more than $10,000,000;

(iv) any acquisition or divestiture contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Reports), that would reasonably be expected to result in aggregate payments in excess of $10,000,000;

(v) each contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $2,500,000 in any calendar year or aggregate payments in excess of $5,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

(vi) each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Merger Effective Time, New PubCo or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of the Company or its

Subsidiaries (or, after the Merger Effective Time, New PubCo or its Subsidiaries) or (C) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(vii) each contract involving the pending acquisition or sale of (or option to purchase or sell), or swap or exchange of, any Oil and Gas Properties of the Company or its Subsidiaries for consideration in excess of $10,000,000, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(viii) each contract for any Derivative Transaction;

(ix) each collective bargaining agreement or other labor-related contract with a labor union, works council, or other labor organization;

(x) each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company;

(xi) each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $5,000,000 in the aggregate during the 12-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(xii) each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000;

(xiii) any Hydrocarbon purchase and sale, marketing, transportation, gathering, processing, storage or similar contract that is not terminable without penalty upon 30 days’ notice or less and that (A) involves the transportation, gathering, processing, purchase, sale or storage of more than 25 MMcf of gaseous Hydrocarbons per day, or 2,000 barrels of liquid Hydrocarbons per day, or (B) provides for an acreage dedication in excess of 2,500 gross surface acres, or (C) that could reasonably be expected to result in the payment by the Company or any of its Subsidiaries of an amount in excess of $5,000,000 over the remaining term of such agreement;

(xiv) any contract not entered into in the ordinary course of business that is a water rights agreement or disposal agreement or relates to the sourcing, transportation or disposal of water (including brine water and flowback water) produced from, or used in connection with the Oil and Gas Properties of the Company and its Subsidiaries, in each case, that (A) is not terminable without penalty upon 30 days’ notice or less, (B) provides for an acreage dedication in excess of 2,500 gross surface acres or (C) that could reasonably be expected to result in the payment by the Company or any of its Subsidiaries of an amount in excess of $1,000,000 over the remaining term of such agreement;

(xv) any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes of any Hydrocarbons, water or any other product of the Company or any of its Subsidiaries that has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within 60 days;

(xvi) any contract with any Governmental Entity (other than the Company Permits, Oil and Gas Leases, joint operating agreements or unit agreements);

(xvii) any contract that obligates the Company or any of its Subsidiaries to make any future capital commitment, loan or expenditure in an amount in excess of $10,000,000, other than customary joint operating agreements, unit operating agreements or continuous development obligations under Oil and Gas Leases;

(xviii) each contract for any Company Related Party Transaction; or

(xix) each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and is material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Collectively, the contracts set forth in Section 4.19(a) are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Isla. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.20 Derivative Transactions.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no current or ongoing breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c) Schedule 4.20(c) of the Company Disclosure Letter lists, as of the date of this Agreement, all Derivative Transactions to which the Company or any of its Subsidiaries is a party.

4.21 Insurance. Set forth on Schedule 4.21 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the

Material Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Isla. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

4.22 Opinion of Financial Advisor. The Company Board has received the opinion of Jefferies LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Eligible Shares (other than Independence, L Merger Sub, C Merger Sub and their respective affiliates). A copy of such opinion will be provided (solely for informational purposes) by the Company to Isla promptly following the execution of this Agreement (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by the Isla Parties or any other Person).

4.23 Brokers. Except for the fees and expenses payable to Jefferies LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.24 Related Party Transactions. Schedule 4.24 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries (excluding employment compensation and benefits payable thereto or other items related to employment thereof by the Company or such Subsidiary), (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of the Company) is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company or any of its Subsidiaries (each of the foregoing, a “Company Related Party Transaction”).

4.25 Regulatory Matters.

(a) The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

4.26 Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.21, subject to the Company Stockholder Approval, the approval of the Company Board of this Agreement and the Merger represents all the action necessary to conform to or render inapplicable to the Merger any Takeover Law (including Title 2, Chapter 21, Subchapter M of the TBOC) or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement, the Designated Stockholder Voting Agreements or the Transactions.

4.27 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

4.28 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Isla Parties or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to the Isla Parties or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of the Isla Parties or any other Person has made or is making any representations or warranties relating to Isla or any of its Subsidiaries or Affiliates whatsoever, express or implied, beyond those expressly given in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Isla furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ISLA PARTIES

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Isla Parties to the Company on or prior to the date of this Agreement (the “Isla Disclosure Letter”), it being agreed that the disclosure of any information in a particular section or subsection of the Isla Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face, the Isla Parties represents and warrants to the Company as follows:

5.1 Organization, Standing and Power. Each of Isla and its Subsidiaries (including New PubCo, C Merger Sub and L Merger Sub) is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than in the case of Isla’s Subsidiaries (other than those Subsidiaries that are Isla Parties), where the failure to be so organized or, in the case of Isla or its Subsidiaries, to have such power, authority or standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Isla and its Subsidiaries, taken as a whole (an “Isla Material Adverse Effect”). Each of Isla and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect. Each of New PubCo, OpCo, C Merger Sub, L Merger Sub and each of their respective Subsidiaries has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect, and neither Isla nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

5.2 Capital Structure.

(a) Schedule 5.2(a)-I of the Isla Disclosure Letter sets forth 100% of the issued and outstanding equity interests in each of the Isla Parties, in each case, as of the date hereof, and in each case, the holder thereof as of the date hereof. Schedule 5.2(a)-II of the Isla Disclosure Letter sets forth each Subsidiary of Isla. Except as set forth on Schedule 5.2(a)-III of the Isla Disclosure Letter, as of the date hereof, (i) Isla owns all of the outstanding equity interests in OpCo, (ii) Isla and the Series I Preferred Stockholder collectively own all of the outstanding equity interests in New PubCo, (iii) New PubCo owns all of the outstanding equity interests in each of C Merger Sub and L Merger Sub and (iv) OpCo owns, directly or indirectly, all of the equity interests in each of its Subsidiaries.

(b) All of the equity interests in Isla and its Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The New PubCo Class A Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances, and not subject to preemptive rights. All outstanding equity interests in Isla and its Subsidiaries have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including any applicable Isla Plan and the applicable Organizational Documents). As of the close of business on the Measurement Date, except as set forth on Schedule 5.2(b)(i) of the Isla Disclosure Letter, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Isla or any of its Subsidiaries any capital stock of Isla or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for capital stock of Isla or any of its Subsidiaries (which Schedule 5.2(b)(i) of the Isla Disclosure Letter shall also set forth, with respect to any such options, warrants or other such rights, the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding equity interests of the Subsidiaries of Isla are free and clear of all Encumbrances. Except as set forth in this Section 5.2 or, Schedule 5.2(b)(i) of the Isla Disclosure Letter, there are outstanding: (A) no

Voting Debt of any of the Isla Parties, (B) no securities of any of the Isla Parties convertible into or exchangeable or exercisable for shares of voting stock, Voting Debt or other voting securities of the Isla Parties and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Isla or any of its Subsidiaries is a party or by which it is bound in any case obligating Isla or such Subsidiary to issue, deliver, sell, purchase, grant, redeem or acquire, or cause to be issued, delivered, sold, purchased, granted, redeemed or acquired, additional shares voting stock, any Voting Debt or other voting securities of Isla or any of its Subsidiaries, or obligating Isla or any Subsidiary of Isla to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Isla or any of its Subsidiaries is a party or by which it is bound relating to the voting of any equity interest of Isla or any of its Subsidiaries. As of the date of this Agreement, neither Isla nor any of its Subsidiaries has any (1) equity securities or other similar equity interests in any Person, or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than Isla, its Subsidiaries and its investments listed on Schedule 5.2(b)(ii) of the Isla Disclosure Letter.

5.3 Authority; No Violations; Consents and Approvals.

(a) Each Isla Party has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Isla Parties and the consummation by the Isla Parties of the Transactions have been duly authorized by all necessary corporate action on the part of each Isla Party (other than the adoption of this Agreement by Isla, whose adoption is the sole adoption required by the stockholders of New PubCo, and New PubCo as the sole stockholder of C Merger Sub, and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Texas and the Office of the Secretary of State of the State of Delaware and the filing of the LLC Certificate of Merger with the Office of the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by each Isla Party, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of the foregoing, enforceable against each such Person in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The C Merger Sub Board has (A) determined that this Agreement and the Transactions, including the Merger and the LLC Merger, are fair to, and in the best interests of, C Merger Sub and the sole stockholder of C Merger Sub and (B) approved and declared advisable this Agreement and the Transactions, including the Merger and the LLC Merger. The New PubCo Board has (1) determined that this Agreement and the Transactions are fair to, and in the best interests of, New PubCo and the stockholders of New PubCo, (2) approved and declared advisable this Agreement and the Transactions, and (3) on behalf of New Pubco, in its capacity as the sole member of L Merger Sub, has approved and declared advisable and adopted this Agreement and the Transactions on behalf of L Merger Sub. The Board of Directors of Isla, acting in accordance with the Isla Organizational Documents, has (1) determined that this Agreement and the Transactions are fair to, and in the best interests of, Isla and the holders of equity interests of Isla, (2) approved and declared advisable this Agreement and the Transactions, and (3) on behalf of Isla, in its capacity as the sole member of OpCo, has approved and declared advisable and has adopted this Agreement and the Transactions on behalf of OpCo. Isla, as the sole stockholder of New PubCo that has any voting or approval rights with respect to New PubCo’s execution and delivery of this Agreement and consummation of the Transactions contemplated hereby (other than board designation rights contemplated by the draft Board Letter Agreement shared among the Parties, which rights were granted in accordance with, and do not require the approval or consent of Isla under, the Organizational Documents of New PubCo), and New PubCo, as the owner of all of the outstanding shares of capital stock of C Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of New PubCo or C Merger Sub, as applicable. The approvals described in this Section 5.3 are the sole approvals and affirmative votes necessary on the part of any shareholders or other holders of equity interests in any of the Isla Parties to approve and adopt this Agreement and the Transactions pursuant to the Organizational Documents thereof and applicable Law, and true, complete and correct copies thereof have been (or, in the case of the approvals to be obtained immediately after the execution of this Agreement, will be) delivered to the Company.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Isla or any of its Subsidiaries (assuming that the approvals referenced in Section 5.3(a) are obtained), (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Isla or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Isla or any of its Subsidiaries is a party or by which Isla or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the approvals referenced in Section 5.3(a)) have been obtained, contravene, conflict with or result in a violation of any Law applicable to Isla or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect. Except as set forth in Schedule 5.3(b) of the Isla Disclosure Letter, none of Isla, any of its Subsidiaries, any of its shareholders or the Series I Preferred Stockholder is party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the New PubCo Board.

5.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by Isla or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Isla Parties or the consummation by the Isla Parties of the Transactions, except for: (a) the filing of a premerger notification report by Isla (or its ultimate parent) under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus, any other reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Texas and the Office of the Secretary of State of the State of Delaware and the filing of the LLC Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE and NYSE American, as applicable; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

5.5 Financial Statements. Schedule 5.5 of the Isla Disclosure Letter sets forth true, correct and complete copies of (i) an audited consolidated balance sheet of Isla as of December 31, 2020, and the related income statement and statement of cash flows for the year then ended (collectively, the “Isla Year End Financial Statements”), (ii) an unaudited consolidated balance sheet of Isla as of March 31, 2021, and the related income statement and statement of cash flows for the three months then ended (collectively, the “Isla Interim Financial Statements” and together with the Isla Year End Financial Statements, the “Isla Financial Statements”). The Isla Financial Statements (a) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (b) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosures and other presentation items customarily included in audited financial statements) the financial position of Isla and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Isla and its consolidated Subsidiaries for the periods presented therein, and (iii) were derived from the books and records of Isla and its Subsidiaries, which books and records (x) are accurate, complete and correct in all material respects, (y) represent actual, bona fide transactions and (z) have been prepared and maintained in all material respects in accordance with sound business and accounting practices for similarly situated private companies.

5.6 Absence of Certain Changes or Events.

(a) Since December 31, 2020 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have an Isla Material Adverse Effect.

(b) From December 31, 2020 through the date of this Agreement:

(i) Isla and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, except for any commercially reasonable actions taken, or omitted to be taken, by the Company or any of its Subsidiaries in connection with COVID-19 or any COVID-19 Measures;

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Isla and its Subsidiaries, including the Oil and Gas Properties of Isla and its Subsidiaries, whether or not covered by insurance; and

(iii) neither Isla nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without the Company’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.2(b)(i),(iv), (v), (vi), (vii), (x), (xi), (xii), (xvi), or (xvii) (solely as it relates to the foregoing clauses 6.2(b)(i), (iv), (v), (vi), (vii), (x), (xi), (xii), (xvi) or (xvii)).

5.7 No Undisclosed Material Liabilities. There are no liabilities of Isla or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet included in the Isla Year End Financial Statements (including the notes thereto); (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2020 (c) liabilities which individually, and in the aggregate, have not had and would not reasonably be expected to have an Isla Material Adverse Effect, (d) liabilities incurred after the date of this Agreement permitted to be incurred pursuant to Section 6.2(b)(x), and (e) Section 6.2(b)(x) liabilities incurred in connection with the Transactions.

5.8 Information Supplied. None of the information supplied or to be supplied by Isla for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Registration Statement and Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder; provided, however, that no representation is made by Isla with respect to statements made therein based on information supplied by the Company of any of its Subsidiaries specifically for inclusion or incorporation by reference therein.

5.9 Isla Permits; Compliance with Applicable Law.

(a) Isla and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Isla Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold any such Isla Permit or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect. All of the Isla Permits are in full force and effect and no suspension or cancellation of any of the Isla Permits is pending or, to the knowledge of Isla, threatened, and Isla and its Subsidiaries are in compliance with the terms of the Isla Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

(b) The businesses of Isla and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect. To the knowledge of Isla, no investigation or review by any Governmental Entity with respect to Isla or any of its Subsidiaries is pending or threatened, other than those the outcome of which have not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

5.10 Compensation; Benefits.

(a) Set forth on Schedule 5.10(a) of the Isla Disclosure Letter is a list of all material Isla Plans. Each Isla Plan has been established, administered, operated, funded and maintained in material compliance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(b) There are no material Proceedings pending (other than routine claims for benefits) or, to the knowledge of Isla, threatened against, or with respect to, any of the Isla Plans.

(c) All material contributions required to be made by Isla or any of its Subsidiaries to the Isla Plans pursuant to their terms or applicable Law have been timely made.

(d) Each Isla Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion or advisory letter) as to its qualification under the Code and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualification of such Isla Plan. With respect to each Isla Plan, neither Isla nor any of its Subsidiaries, or, to the knowledge of Isla, any other Person, has engaged in a transaction in connection with which Isla or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that would be material. Isla and its Subsidiaries do not have any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e) Neither Isla nor any of its Subsidiaries or any member of their respective Aggregated Groups sponsors, maintains, contributes to or has an obligation to contribute to (or has in the last six years sponsored, maintained, contributed to or had an obligation to contribute to), or has any current or contingent liability or obligation under or with respect to, and no Isla Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 or 4971 of the Code or (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(f) Except as set forth on Schedule 5.10(f) of the Isla Disclosure Letter, other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law, no Isla Plan provides any retiree or post-employment or post-service medical or life insurance benefits to any Person, and neither Isla nor any of its Subsidiaries has any obligation to provide such benefits.

(g) Except as set forth on Schedule 5.10(g) of the Isla Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any current or former Isla employee, director or other service provider of Isla or any of its Subsidiaries to severance pay, any increase in severance pay or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former Isla employee, director or other service provider of Isla or any of its Subsidiaries; (iii) directly or indirectly cause or require Isla to transfer or set aside any amount of assets to fund any benefits under any Isla Plan; or (iv) limit or restrict the right to amend, terminate or transfer the assets of any Isla Plan on or following the Merger Effective Time.

(h) Neither Isla nor any of its Subsidiaries has any obligation to provide, and no Isla Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A, Section 280G or Section 4999 of the Code.

(i) Each Isla Plan or any other agreement, arrangement, or plan of Isla or any of its Subsidiaries that constitutes, in any part, a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(j) No Isla Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Isla or any of its Subsidiaries who reside or perform services primarily outside of the United States.

5.11 Labor Matters.

(a) (i) Neither Isla nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with, and no employee of Isla or any of its Subsidiaries is represented by, any labor union, works council or similar representative of employees, (ii) there is no pending or, to the knowledge of Isla, threatened union representation petition involving employees of Isla or any of its Subsidiaries, and (iii) Isla does not have knowledge of any activity or Proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees since the Applicable Date.

(b) There is, and since the Applicable Date there has been, no strike, labor dispute, slowdown, work stoppage or lockout or other labor disturbance pending, or, to the knowledge of Isla, threatened, against or involving Isla or any of its Subsidiaries.

(c) Except as has not had, and would not be reasonably expected to have, individually or in the aggregate, an Isla Material Adverse Effect, Isla and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws respecting labor, employment and employment practices (including all such Laws regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration and employee safety), and there are no material Proceedings pending or, to the knowledge of Isla, threatened against Isla or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, including any such Proceedings alleging breach of any express or implied contract of employment, wrongful termination of employment, failure to pay required wages, failure to satisfy employment-related leave or recordkeeping requirements, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Since January 1, 2019, neither Isla nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any investigation with respect to Isla or any of its Subsidiaries, in each case, which investigation would be reasonably expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

5.12 Taxes.

(a) All U.S. federal income and other material Tax Returns required to be filed by Isla or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing), and all such

Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by Isla or any of its Subsidiaries have been timely paid in full.

(b) There are no Encumbrances for material Taxes on any of the assets of Isla or any of its Subsidiaries, except for Permitted Encumbrances for Taxes not yet delinquent.

(c) Neither Isla nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any Tax.

(d) There is no outstanding claim, assessment, deficiency, audit, examination, investigation or litigation in respect of a material amount of Taxes or material Tax matters against Isla or any of its Subsidiaries that has been asserted in writing by any Governmental Entity. There are no Proceedings with respect to Taxes pending or, to the knowledge of Isla, proposed or threatened against Isla and its Subsidiaries or with respect to the assets of Isla and its Subsidiaries.

(e) No written claim has been made by any Taxing Authority in a jurisdiction where Isla or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been, to the knowledge of Isla, proposed or threatened with respect to Isla or any of its Subsidiaries.

(f) Neither Isla nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Isla is the common parent). Neither Isla nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Taxes of Isla or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)), or otherwise.

(g) Neither Isla nor any of its Subsidiaries is a party to any material Tax allocation, sharing or indemnity contract or arrangement (other than pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)).

(h) Neither Isla nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither Isla nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing, (ii) closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date outside the ordinary course of business, or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(j) Isla is, and has been since formation, properly classified for U.S. federal income tax purposes as either a partnership or an entity disregarded as separate from its owner. Except as set forth on Schedule 5.12(j) of Isla Disclosure Letter, each of Isla’s Subsidiaries is, and has been since its formation, properly classified for U.S. federal income tax purposes as either a partnership or an entity disregarded as separate from its owner.

(k) Isla is not an “investment company” within the meaning of Section 721(b) of the Code.

5.13 Litigation. There is no (i) Proceeding pending or, to the knowledge of Isla, threatened against or affecting the Isla or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Isla or its Subsidiaries in such individual’s capacity as such, or (ii) outstanding judgment, order, injunction, rule or decree of any Governmental Entity in each case other than as would not (if, with respect to clause (i), determined adversely to Isla or its applicable Subsidiaries), individually or in the aggregate, have or reasonably be expected to have an Isla Material Adverse Effect.

5.14 Intellectual Property.

(a) Isla and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Isla and its Subsidiaries as presently conducted (collectively, the “Isla Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

(b) To the knowledge of Isla, the use of the Isla Intellectual Property by Isla and its Subsidiaries in the operation of the business of Isla and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

(c) Isla and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of Isla and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect, the IT Assets owned, used, or held for use by Isla or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Isla and its Subsidiaries (ii) have not malfunctioned or failed within the past three years and (iii) to the knowledge of Isla, are free from any malicious code.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect (i) Isla and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Isla and its Subsidiaries; and (ii) to the knowledge of Isla, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by Isla or its Subsidiaries.

5.15 Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of Isla’s Oil and Gas Properties, (a) Isla and its Subsidiaries have good, valid and defensible title to all real property owned by Isla or any of its Subsidiaries (collectively, the “Isla Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Isla or any of its Subsidiaries (collectively, including the improvements thereon, the “Isla Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Isla or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Isla Leased Real Property (each, a “Isla Real Property Lease”) is in full force and effect and is valid and enforceable against Isla or any of its applicable Subsidiary and, to the knowledge of Isla, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Isla nor any of its Subsidiaries, or to the knowledge of Isla, any other party thereto, has received written notice of any default under any Isla Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of Isla, threatened, condemnation or eminent domain Proceedings that affect any of Isla’s Oil and Gas Properties, Isla Owned Real Property or Isla Leased Real Property.

5.16 Oil and Gas Matters.

(a) Except as has not had and would not reasonably be expected to have an Isla Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by Haas Petroleum Engineering Services, Inc., Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc. (in such capacity, the “Isla Independent Petroleum Engineers”) relating to Isla’s or its Subsidiaries’ interests referred to therein as of December 31, 2020 (the “Isla Reserve Reports”), (ii) reflected in the Isla Reserve Reports as having been sold or otherwise disposed of (other than permitted sales or dispositions after the date hereof in accordance with Section 6.2(b)(v)), or (iii) Oil and Gas Leases that have expired or terminated in accordance with the terms thereof on a date on or after the date hereof and as set forth on Schedule 5.16(a) of the Isla Disclosure Letter, Isla and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Isla Reserve Reports and in each case as attributable to interests owned by Isla and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Isla’s or one or more of its Subsidiaries’, as applicable, record and/or beneficial title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Isla or one or more of its Subsidiaries, as applicable, to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Isla Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties except, in each case, for (x) any decreases in connection with those operations in which Isla or any of its Subsidiaries may elect after the date hereof to be a non-consenting co-owner, (y) any decreases resulting from the establishment or amendment, after the date hereof, of pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (2) obligates Isla or one or more of its Subsidiaries, as applicable, to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Isla Reserve Reports for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Isla Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Isla Material Adverse Effect, the factual, non-interpretive data supplied by Isla to the Isla Independent Petroleum Engineers relating to Isla’s and its Subsidiaries’ interests referred to in the Isla Reserve Reports, by or on behalf of Isla or its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Isla and its Subsidiaries in connection with the preparation of the Isla Reserve Reports was, as of the time provided, accurate in all material respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Isla Material Adverse Effect, the oil and gas reserve estimates of Isla and its Subsidiaries set forth in the Isla Reserve Reports are derived from reports that have been prepared by the Isla Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of Isla and its Subsidiaries at the dates indicated therein and are in accordance in all material respects with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material adverse change in respect of the matters addressed in the Isla Reserve Reports that, individually or in the aggregate, has had or would reasonably be expected to have an Isla Material Adverse Effect.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other

Production Burdens with respect to any Oil and Gas Properties owned or held by Isla or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens (x) as are being currently paid prior to delinquency in the ordinary course of business, (y) which are being held in suspense by Isla or any of its Subsidiaries in accordance with applicable Law, or (z) the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established) and (iii) neither Isla nor any of its Subsidiaries (and, to the Isla’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Isla or any of its Subsidiaries.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Isla and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by Isla, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e) All of the Wells located on the Oil and Gas Leases of Isla and its Subsidiaries or otherwise associated with an Oil and Gas Property of Isla or any of its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable contracts entered into by Isla or its Subsidiaries related to such Wells and in accordance with applicable Law and Isla Permits, and all drilling and completion (and plugging and abandonment) of such Wells and all related development, production and other operations have been conducted in compliance with all such applicable Oil and Gas Lease(s), contracts and applicable Law and Isla Permits except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect, none of the Oil and Gas Properties of Isla or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

(g) Following the consummation of the Transactions, all bonds or other financial assurances held by Isla or its Subsidiaries or issued for the benefit of any thereof that are required for Isla or such Subsidiaries to own and operate the Oil and Gas Properties that it currently owns and operates will remain in place for the benefit of the Surviving Corporation or the Surviving Entity.

5.17 Environmental Matters.

(a) Isla and its Subsidiaries and their respective operations and assets are, and for the past three years have been, in compliance in all material respects with Environmental Laws, which compliance includes, and for the past three years has included, obtaining, maintaining and complying in all material respects with all Isla Permits required under Environmental Law for their respective operations and occupancy of any real property.

(b) Isla and its Subsidiaries are not subject to any pending or, to Isla’s knowledge, threatened material Proceedings under Environmental Laws. Neither Isla nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding material judgment, order, injunction, rule or decree of any Governmental Entity issued under or in relation to Environmental Law.

(c) There have been no Releases of Hazardous Materials by Isla or its Subsidiaries or, to Isla’s knowledge, any other Person at any property currently or, to Isla’s knowledge, formerly owned, operated or otherwise used by Isla or its Subsidiaries, or, to Isla’s knowledge, by any predecessors of Isla or any of its Subsidiaries, which Releases have resulted or would result in material liability to Isla or any of its Subsidiaries under Environmental Law, and, as of the date of this Agreement, neither Isla nor any of its Subsidiaries has received any written notice, the subject matter of which is unresolved, asserting a material violation of, or material liability or obligation under, any Environmental Laws, including with respect to the investigation, remediation, removal, or monitoring of the Release or threatened Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Isla or any of its Subsidiaries, or at or from any offsite location where Hazardous Materials from Isla’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling.

(d) Isla and its Subsidiaries have not (i) generated, treated, stored, arranged for the disposal of, manufactured, distributed, or, to Isla’s knowledge, exposed any Person to any Hazardous Materials, so as to result in material liability to Isla or its Subsidiaries under Environmental Law, or (ii) assumed, provided an indemnity (excluding reasonable customary indemnities in master services agreements) with respect to or otherwise become subject to any such material outstanding liability of any other Person under Environmental Laws.

(e) There have been no written reports of non-privileged environmental investigations, studies, site assessments, reviews, or audits that are in the possession or reasonable control of Isla or its Subsidiaries addressing material or potentially material environmental matters with respect to any of their operations or any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to the Company.

Except for the representations and warranties contained in Section 5.5, Section 5.6 and Section 5.7, this Section 5.17 contains the sole and exclusive representations and warranties of Isla with respect to Environmental Laws and Hazardous Materials.

5.18 Material Contracts.

(a) Schedule 5.18 of the Isla Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the following to which Isla or any of its Subsidiaries is party or by which any of their respective assets are bound:

(i) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which Isla reasonably expects that Isla and its Subsidiaries will make annual payments in excess of $7,500,000 or aggregate payments in excess of $15,000,000;

(ii) each contract relating to Indebtedness or the deferred purchase price of property by Isla or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset), other than agreements solely between or among Isla and its Subsidiaries, or those involving an amount of Indebtedness or deferred purchase price, individually or in the aggregate, in excess of $30,000,000;

(iii) any acquisition or divestiture contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Isla set forth in the Isla Reserve Reports), that would reasonably be expected to result in aggregate payments in excess of $30,000,000;

(iv) each contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $7,500,000 in any calendar year or aggregate payments in excess of $15,000,000 that are not terminable without penalty or other liability to Isla or its Subsidiaries (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

(v) each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which Isla or its Subsidiaries (or, after the Merger Effective Time, New PubCo or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of Isla or its Subsidiaries (or, after the Merger Effective Time, New PubCo or its Subsidiaries) or (C) prohibits or limits the rights of Isla or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(vi) each contract involving the pending acquisition or sale of (or option to purchase or sell), or swap or exchange of, any Oil and Gas Properties of Isla or its Subsidiaries for consideration in excess of $30,000,000, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(vii) each contract for any Derivative Transaction;

(viii) each collective bargaining agreement or other labor-related contract with a labor union, works council, or other labor organization;

(ix) each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of Isla or its Subsidiaries;

(x) each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring Isla or any of its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $15,000,000 in the aggregate during the 12-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(xi) each agreement under which Isla or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000;

(xii) any Hydrocarbon purchase and sale, marketing, transportation, gathering, processing, storage or similar contract that is not terminable without penalty upon 30 days’ notice or less and that (A) involves the transportation, gathering, processing, purchase, sale or storage of more than 75 MMcf of gaseous Hydrocarbons per day, or 6,000 barrels of liquid Hydrocarbons per day, or (B) provides for an acreage dedication in excess of 7,500 gross surface acres, or (C) that could reasonably be expected to result in the payment by Isla or any of its Subsidiaries of an amount in excess of $15,000,000 over the remaining term of such agreement;

(xiii) any contract not entered into in the ordinary course of business that is a water rights agreement or disposal agreement or relates to the sourcing, transportation or disposal of water (including brine water and flowback water) produced from, or used in connection with the Oil and Gas Properties of Isla and its Subsidiaries, in each case, that (A) is not terminable without penalty upon 30 days’ notice or less, (B) provides for an acreage dedication in excess of 2,500 gross surface acres or (C) that could reasonably be expected to result in the payment by Isla or any of its Subsidiaries of an amount in excess of $1,000,000 over the remaining term of such agreement;

(xiv) any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes of Hydrocarbons, water or any other product of Isla or its Subsidiaries that has a remaining term of greater than 60 days and does not allow Isla or any of its Subsidiaries to terminate it without penalty to Isla or such Subsidiary within 60 days;

(xv) any contract with any Governmental Entity (other than the Isla Permits, Oil and Gas Leases, joint operating agreements and unit agreements);

(xvi) any contract that obligates Isla or any of its Subsidiaries to make any future capital commitment, loan or expenditure in an amount in excess of $10,000,000, other than customary joint operating agreements, unit operating agreements or continuous development obligations under Oil and Gas Leases;

(xvii) each contract for any Isla Related Party Transaction; and

(xviii) each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (a) any agreement in which such provision is solely for the benefit of the Isla or any of its Subsidiaries, (b) customary royalty pricing provisions in Oil and Gas Leases or (c) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of Isla or any of its Subsidiaries, to which Isla or any of its Subsidiaries or any of their respective Affiliates is subject, and is material to the business of the Isla and its Subsidiaries, taken as a whole.

(b) Collectively, the contracts set forth in Section 5.18(a) are herein referred to as the “Isla Contracts.” A complete and correct copy of each of the Isla Contracts has been made available to the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect, each Isla Contract is legal, valid, binding and enforceable in accordance with its terms on Isla and each of its Subsidiary that is a party thereto and, to the knowledge of Isla, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect, (i) neither Isla nor any of its Subsidiaries is in breach or default under any Isla Contract nor, to the knowledge of Isla, is any other party to any such Isla Contract in breach or default thereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Isla or its Subsidiaries, or, to the knowledge of Isla, any other party thereto. There are no disputes pending or, to the knowledge of Isla, threatened with respect to any Isla Contract and neither Isla nor any of its Subsidiaries has received any written notice of the intention of any other party to any Isla Contract to terminate for default, convenience or otherwise any Isla Contract, nor to the knowledge of Isla, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

5.19 Insurance. Set forth on Schedule 5.19 of the Isla Disclosure Letter is a true, correct and complete list of all material insurance policies held by Isla or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Isla Insurance Policies”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect:

(a) Each of Material Isla Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Isla;

(b) all premiums payable under the Material Isla Insurance Policies prior to the date of this Agreement have been duly paid to date and neither Isla nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Isla Insurance Policies; and

(c) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Isla Insurance Policy.

5.20 Brokers. Except for the fees and expenses payable to Wells Fargo Securities, LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Isla Parties.

5.21 Ownership of Company Capital Stock. Neither Isla nor any of its Subsidiaries own any shares of Company Capital Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Capital Stock).

5.22 Business Conduct. Since their respective inception, none of New PubCo, OpCo, C Merger Sub and L Merger Sub has engaged in any activity, or incurred any liabilities or obligations, in each case, other than such actions as were taken, and such liabilities and obligations as were incurred in the ordinary course of business solely in connection with: (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions (including the Pre-Signing Transactions).

5.23 Regulatory Matters.

(a) None of the Isla Parties is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting Isla’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.24 Rights-of-Way. Each of Isla and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively, the “Isla Rights-of-Way”, and together with the Company Rights-of-Way, the “Rights-of-Way”) as are sufficient to conduct its business as presently conducted in the ordinary course, except for such Isla Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect. Each of Isla and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Isla Rights-of-Way and conduct their business in a manner that does not violate any of the Isla Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Isla Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect. All pipelines operated by Isla and its Subsidiaries are located on or are subject to valid Isla Rights-of-Way, or are located on real property owned or leased by Isla, and there are no gaps (including any gap arising as a result of any breach by Isla or any of its Subsidiaries of the terms of any Isla Rights-of-Way) in the Isla Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect.

5.25 Derivative Transactions.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect, all Derivative Transactions entered into by Isla or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Isla and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Isla Material Adverse Effect, Isla and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no current or ongoing breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c) Schedule 5.25 of the Isla Disclosure Letter sets forth, as of the date of this Agreement, all Derivative Transactions to which the Isla or any of its Subsidiaries is a party, and summarizes, in all material respects, the outstanding positions under any Derivative Transaction of Isla and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of Isla attributable to the production and marketing of Isla and its Subsidiaries, as of the dates reflected therein.

5.26 Related Party Transactions. Schedule 5.26 of the Isla Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of Isla or any of its Subsidiaries (excluding employment compensation and benefits payable thereto or other items related to employment thereof by Isla or such Subsidiary), (b) any direct or indirect holder of equity interests in Isla (including the Series I Preferred Stockholder) or the Series I Preferred Stockholder, or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon Isla or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Isla or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company or any of its Subsidiaries (each of the foregoing, an “Isla Related Party”, and each such transaction or arrangement, an “Isla Related Party Transaction”).

5.27 Certain Transactions.

(a) The Pre-Signing Transactions have been consummated as described in the Recitals to this Agreement and in accordance with the Organizational Documents of the parties thereto, and true, complete and correct copies of the formation documents and any other documents and agreements providing for such Pre-Signing Transactions have been provided to the Company or its Representatives prior to the date of this Agreement, which formation documents and other documents and agreements have not been amended, restated, modified, supplemented or terminated in any material respect.

(b) As of immediately prior to the Merger, on the Closing Date, the OpCo Recapitalization, the Distribution and the Isla Merger shall have been consummated as described in Sections 2.1, 2.2, and 2.3, respectively, and in accordance with the Organizational Documents of the parties thereto.

(c) As of immediately prior to the Closing, the Isla Management Agreement shall have be terminated in full, without any consideration becoming due and payable on the part of any party thereto as a result of such termination, and without any further liability or obligation on the part of either party thereto under the terms thereof. Such termination shall not have an Isla Material Adverse Effect.

5.28 Sufficient Funds. As of the Closing Date, New PubCo will have access to sufficient funds to pay to each holder (or administrative agent or other authorized representative of such holders) of Subject Indebtedness the aggregate amount necessary to fully satisfy all outstanding principal, interest, Debt Prepayment Expenses, and all outstanding fees, costs and expenses payable by the Company and its Subsidiaries in respect of such Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter), pursuant to and in accordance with the Payoff Letters.

5.29 No Additional Representations.

(a) Except for the representations and warranties made in this Article V, neither Isla nor any other Person makes any express or implied representation or warranty with respect to Isla or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Isla Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Isla nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Isla or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Isla in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Isla, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Isla acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Isla, or any of its Representatives and that no Isla Party has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Isla acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Isla or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Conduct of Company Business Pending the Merger.

(a) Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement (including in connection with the Conversions), (iii) as may be required by applicable Law (including COVID-19 Measures), or (iv) otherwise consented to by Isla in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company covenants and agrees that, until the earlier of the Merger Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization and assets and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, lessors and others having significant business dealings with it of business in all material respects.

(b) Except as set forth on the corresponding subsection of Schedule 6.1(b) of the Company Disclosure Letter, as expressly permitted or required by this Agreement (including in connection with the Conversions), as may be required by applicable Law (including COVID-19 Measures) or otherwise consented to by Isla in writing (such consent not to be unreasonably withheld, conditioned or delayed), until the earlier of the Merger Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or another direct or indirect wholly owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary existing and disclosed to Isla as of the date hereof or in respect of any Company Restricted Stock Award, Company PSU Award or Company Stock Option Award outstanding as of the date hereof, or issued after the date hereof in accordance with this Agreement, in accordance with the terms of a Company Equity Plan and applicable award agreements;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Restricted Stock Awards or Company PSU Awards or the exercise of any Company Stock Option Award, in each case, outstanding on the date hereof or issued after the date hereof in accordance with Section 6.1(b)(ix)(C) of this Agreement, in accordance with the terms of a Company Equity Plan and applicable award agreements; and (B) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company;

(iii) amend or propose to amend the Company’s Organizational Documents or amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries (other than ministerial changes);

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than between wholly owned Subsidiaries of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), (1) any business or any corporation, partnership, association or other business organization or division thereof for which the consideration is in excess of $15,000,000 (inclusive of any assumed debt), individually or in the aggregate, or (2) any assets of any other Person, for which the consideration is in excess of $15,000,000 (inclusive of any assumed debt), individually or in the aggregate;

(v) sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties; other than (A) sales, leases, exchanges or dispositions for which the consideration is less than $10,000,000 individually or $20,000,000 in the aggregate, (B) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, or (C) the sale of Hydrocarbons in the ordinary course of business;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of the Company;

(vii) change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii) (A) make, change or revoke any material Tax election, (B) change an annual Tax accounting period or adopt or change any material Tax accounting method, (C) file any Tax Return in a manner materially inconsistent with past practice or file any material amended Tax Return, (D) surrender any right to claim a material Tax refund, (E) enter into any material closing agreement with respect to Taxes, (F) settle or compromise any material Tax Proceeding or (G) consent to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax;

(ix) (A) except to the extent required by the terms of any Company Plan as in effect on the date hereof, increase or grant any increases in the compensation payable or to become payable to, or the benefits provided or to be provided to, any of its current or former Company Employees, directors, officers, or other individual service providers, (i) outside the ordinary course of business consistent with past practice or (ii) to any individual who earns in excess of $150,000 in annual compensation, (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (C) grant any equity-based awards, or amend or modify the terms of any outstanding equity-based awards, except the grant of equity awards to the Company’s non-employee directors in the ordinary course of business, (D) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former Company Employee, director, officer or individual service provider; (E) pay any cash bonuses, other than annual cash bonuses in the ordinary course of business and consistent with past practice as required by a Company Plan existing as of the date hereof and set forth on Schedule 4.10(a) of the Company Disclosure Letter; (F) establish any Company Plan which was not in existence as of the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement, or terminate any Company Plan, in each case, except as required by Law or (G) transfer, hire or terminate (other than for cause) any Company Employee or engage any individual service provider, in each case who earns in excess of $150,000 in annual compensation;

(x) enter into any collective bargaining agreements or other agreements with any labor union, works council, or other representative of employees, or recognize any labor union, works council, or other labor organization as the bargaining representative of any employees;

(xi) (A) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or (B) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances;

provided, however, that the foregoing shall not restrict the incurrence of Indebtedness (1) that is Subject Indebtedness, in an amount not to exceed $20,000,000, (2) that is owed to the Company or any of its Subsidiaries, (3) that is incurred or assumed in connection with any acquisition permitted pursuant to Section 6.1(b)(iv) or (4) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing;

(xii) (A) enter into any contract that would be a Company Contract if it were in effect on the date of this Agreement, or (B) modify or amend in any material respect, terminate or assign, waive any material rights under, or assign any rights under, any Company Contract;

(xiii) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having a value in excess of $2,000,000 in the aggregate;

(xiv) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any Proceeding with respect to Taxes, which are addressed in clause (viii) above) other than (A) the settlement of such Proceedings involving only the payment of monetary damages by Company or any of its Subsidiaries of any amount exceeding $2,000,000 in the aggregate; and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided, that the Company shall be permitted to settle any Transaction Litigation in accordance with Section 6.9;

(xv) make or commit to make any capital expenditures that are, in the aggregate greater than 120% of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget for the period indicated as set forth in Schedule 6.1(b)(xv) of the Company Disclosure Letter, except for capital expenditures (x) to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company shall notify Isla of any such emergency expenditure as soon as reasonably practicable) or (y) related to onshore plugging and abandonment obligations;

(xvi) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market;

(xvii) take any action, or cause any action to be taken, which action would prevent or impede, or that could reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment; or

(xviii) agree to take any action that is prohibited by this Section 6.1(b).

6.2 Conduct of Isla Business Pending the Merger.

(a) Except (i) as set forth on Schedule 6.2(a) of the Isla Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law (including COVID-19 Measures), or (iv) otherwise consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), each of the Isla Parties covenants and agrees that, until the earlier of the Merger Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in the ordinary course of business, including by using reasonable best efforts to preserve substantially intact its present business organization and assets and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, lessors and others having significant business dealings with it in all material respects.

(b) Except as set forth on the corresponding subsection of Schedule 6.2(b) of the Isla Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law (including any COVID-19 Measures) or otherwise consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), until the earlier of the Merger Effective Time and the termination of this Agreement pursuant to Article VIII, each Isla Party shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Isla or any of its Subsidiaries, except for cash dividends or distributions made or issued (w) by a direct or indirectly wholly owned Subsidiary of Isla to Isla, (x) to another direct or indirect wholly owned Subsidiary of Isla or (y) by Isla to its members in the ordinary course of business, consistent with past practice, with respect to each of the first two fiscal quarters of 2021, or (z) by any of its Subsidiaries to their members as is necessary to satisfy any distribution obligations (including tax distributions) set forth in the Organizational Documents of such Subsidiary, or in connection with distributions by Isla pursuant to clause (y); (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Isla or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Isla or any of its Subsidiaries, except as required by the terms of any equity interest of Isla or any of its Subsidiaries and disclosed to the Company as of the date hereof, or issued after the date hereof in accordance with this Agreement, in accordance with the terms of an Isla Plan and the applicable award agreements;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Isla or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) issuances by a wholly owned Subsidiary of Isla of such Subsidiary’s capital stock or other equity interests to any other wholly owned Subsidiary of Isla; or (2) such grants to employees or other service providers of Isla and its Subsidiaries in the ordinary course of business; provided, however, that it shall not be a violation of this Section 6.2(b) if any action is taken pursuant to Section 6.5 of this Agreement or if Isla or any of its Subsidiaries (including New PubCo) (x) adopts the New PubCo Manager Incentive Plan (the “Manager Incentive Plan”) in substantially the form previously provided to the Company, so long as the total number of shares of New PubCo Class A Common Stock reserved under the Manager Incentive Plan does not exceed 10% of the total outstanding New PubCo Class A Common Stock in the aggregate, (y) adopts the New PubCo Equity Incentive Plan (the “Equity Incentive Plan”) for use following the Merger Effective Time, in substantially the form previously provided to the Company, so long as (1) the adoption of the Equity Incentive Plan is determined to be exempt from any requirement under the applicable rules of the NYSE to obtain approval of the stockholders of the Company at the Company Stockholders Meeting or otherwise and (2) the total number of shares of New PubCo Class A Common Stock reserved under the Equity Incentive Plan does not exceed 2% of the total outstanding New PubCo Class A Common Stock in the aggregate, or (z) grants an award pursuant to the Manager Incentive Plan using the form of award agreement attached as Exhibit B to the Management Services Agreement.

(iii) amend or propose to amend the Organizational Documents of any of the Isla Parties or Energy Finance in any material respect;

(iv) merge, consolidate, combine or amalgamate with any Person, other than between wholly owned Subsidiaries of the Company, or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), (1) any business or assets or any corporation, partnership, association or other business organization or division thereof or (2) any assets of any other Person, if, in each case of the foregoing clauses (1) or (2), (x) individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Transactions; provided, that, the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) shall be required for any transaction described in this Section 6.2(b)(iv) that involves any such merger, consolidation, combination or amalgamation with, or any such acquisition of or from, any Isla Related Party;

(v) sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties; other than (A) sales, leases, exchanges or dispositions (other than to an Isla Related Party) for which the consideration is less than $100,000,000, individually or in the aggregate, (B) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, or (C) the sale of Hydrocarbons in the ordinary course of business; provided, that, the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) shall be required for any transaction described in this Section 6.2(b)(v) that involves any such sale, lease, swap, exchange, transfer, farmout, license, or grant of any Encumbrance to, any Isla Related Party.

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Isla or any of its Subsidiaries, other than such transactions or actions solely by or among wholly owned Subsidiaries of Isla;

(vii) change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Isla and its Subsidiaries, except as required by GAAP or applicable Law;

(viii) in each case solely with respect to non-income Taxes, (A) make, change or revoke any material Tax election, (B) change an annual Tax accounting period or adopt or change any material Tax accounting method, (C) file any Tax Return in a manner materially inconsistent with past practice or file any material amended Tax Return, (D) surrender any right to claim a material Tax refund, (E) enter into any material closing agreement with respect to Taxes, (F) settle or compromise any material Tax Proceeding or (G) consent to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax;

(ix) enter into any collective bargaining agreements or other agreements with any labor union, works council, or other representative of employees, or recognize any labor union, works council, or other labor organization as the bargaining representative of any employees;

(x) (A) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or (B) create any Encumbrances on any property or assets of Isla or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict the incurrence of Indebtedness (1) under the Isla Debt Agreements, (2) that is owed to Isla or any of its Subsidiaries, (3) incurred or assumed in connection with any acquisition permitted pursuant to Section 6.2(b)(iv), (4) issued or incurred to refinance any Indebtedness outstanding as of the date hereof or permitted by the foregoing or (5) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing;

(xi) cancel, modify or waive any debts or claims held by Isla or any of its Subsidiaries or waive any rights held by Isla or any of its Subsidiaries having a value in excess of $6,000,000 in the aggregate;

(xii) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding other than (A) the settlement of such Proceedings involving only the payment of monetary damages by Isla or any of its Subsidiaries of any amount not exceeding $6,000,000 in the aggregate; and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law;

(xiii) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of Isla and its Subsidiaries to the extent commercially reasonable in Isla’s business judgment in light of prevailing conditions in the insurance market;

(xiv) take any action, or cause any action to be taken, which action would prevent or impede, or that could reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment;

(xv) enter into, modify, terminate or amend any contract that is an Isla Related Party Agreement (except (i) pursuant to Section 6.22, and (ii) for any acquisition or similar agreement that is executed and delivered by an Isla Related Party in connection with compliance with such Isla Related Party’s existing contractual allocation obligations with respect to such acquisition);

(xvi) make or commit to make any capital expenditures that are, in the aggregate, greater than $225,000,000, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company shall notify Isla of any such emergency expenditure as soon as reasonably practicable); or

(xvii) agree to take any action that is prohibited by this Section 6.2(b).

6.3 No Solicitation.

(a) From and after the date of this Agreement until the Closing Date, or if earlier, the termination of this Agreement, except as otherwise provided in this Section 6.3, the Company and its officers and directors will, and will cause the Company’s Subsidiaries and respective officers and directors to, and will use their respective reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal. Within two Business Days of the date of this Agreement, the Company shall (i) deliver a written notice to each Person that has received non-public information regarding the Company within the six months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could reasonably be expected to be a Company Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person and (ii) notify each officer and director of the Company of the terms of this Section 6.3. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons.

(b) From and after the date of this Agreement, subject to Section 6.3(e), the Company and its officers and directors will not, and will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their respective reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iv) enter into any letter of intent or agreement in principle relating to, or other agreement providing for, a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)); or

(v) submit any Company Competing Proposal to the approval of the stockholders of the Company;

provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, in response to an unsolicited inquiry or proposal from a third party, (A) seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a bona fide Company Competing Proposal, and (B) inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) From and after the date of this Agreement until the Closing Date, or, if earlier, the termination of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Isla of the receipt by the Company (directly or indirectly) of any Company Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made on or after the date of this Agreement, any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (including the identity of such Person), and the Company shall provide to Isla promptly (and in any event within 24 hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other material terms thereof. Thereafter the Company shall (A) keep Isla reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within 24 hours) apprise Isla of the status of any such discussions or negotiations and (B) provide to Isla as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Isla if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d) Except as permitted by Section 6.3(e), neither the Company Board (nor any committee thereof) shall:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Isla Parties, the Company Board Recommendation;

(ii) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus;

(iii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 6.3(e)(ii)), in each case, relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v) in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Isla or one of its Subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten Business Days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to ten Business Days after Isla so requests in writing (which requests shall be limited to no more than once every 30 days with respect to any specific Company Competing Proposal, provided that any material amendment or modification to any Company Competing Proposal (it being understood that any amendment or modification to the economic terms of the Company Competing Proposal shall be deemed material) shall be deemed to be a new Company Competing Proposal for this purpose); or

(vii) cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), a “Company Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary:

(i) the Company Board may after consultation with its outside legal counsel, make such disclosures as the Company Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement/Prospectus by applicable U.S. federal securities laws (including a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d 9(f) under the Exchange Act); provided, however, that this Section 6.3(e)(i) shall not be deemed to permit the Company Board to make a Company Change of Recommendation except to the extent permitted by Section 6.3(e)(iii) or Section 6.3(e)(iv)).

(ii) prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities described in Sections 6.3(b)(ii) or 6.3(b)(iii) (it being understood that Section 6.3(b)(i) shall not prohibit actions otherwise permitted by this Section 6.3(e)(ii)) with any Person if (1) the Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement by the Company, its officers or directors or any of its other Representatives and (2) such Company Competing Proposal did not otherwise arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement; (provided, further, that such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Isla in accordance with this Section 6.3 or that otherwise prohibits the Company from complying with this Section 6.3), (B) that any such non-public information has previously been made available to, or is made available to, Isla prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal, and (D) prior to taking any such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii) prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement by the Company, its officers or directors or any of its other Representatives and did not otherwise arise from a breach of the obligations set forth in this

Section 6.3, if the Company Board so chooses, the Company Board may effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e), if:

(A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e), as applicable, in response to such Company Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Isla written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and any applicable transaction and financing documents;

(D) after giving such notice and prior to effecting such Company Change of Recommendation or terminating this Agreement pursuant to Section 8.1(e), the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Isla (to the extent Isla wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to take such action in response thereto; and

(E) at the end of the four Business Day period, prior to taking action to effect a Company Change of Recommendation or terminating this Agreement pursuant to Section 8.1(e), the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Isla in writing and any other information offered by Isla in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e), as applicable, in response to such Company Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Isla and to comply with the requirements of this Section 6.3(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iii) shall be reduced to three Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period; and

(iv) prior to, but not after, the receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a material breach of this Agreement by the Company, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Company Intervening Event has occurred;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Isla written notice of such proposed action and the basis therefore four Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(D) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Isla (to the extent Isla wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E) at the end of the four Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Isla in writing and any other information offered by Isla in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Isla and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to three Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period.

(f) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Merger Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party.

(g) Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by any Representative of the Company or any of its Subsidiaries, in each case, at the direction of a director or officer of the Company, in violation of this Section 6.3 shall be deemed to be a breach of this Section 6.3 by the Company.

(h) From and after the date of this Agreement, the Isla Parties and their respective officers and directors and managers (excluding the Liberty Member (as defined in the A&R OpCo LLCA), its equityholders and Affiliates and any directors appointed thereby) will and will use their commercially reasonable efforts to cause the other Representatives (excluding the Liberty Member, its equityholders and Affiliates and any directors appointed thereby) of the Isla Parties to immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by any of the Isla Parties or their Representatives (excluding the Liberty Member, its equityholders and Affiliates and any directors appointed thereby) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Isla Competing Proposal. Isla will immediately terminate any physical and electronic data access related to any such potential Isla Competing Proposal previously granted to such Persons by the Isla Parties or their Representatives (excluding the Liberty Member, its equityholders and Affiliates and any directors appointed thereby). From and after the date of this Agreement, the Isla Parties will not and will use their commercially reasonable efforts to cause the other Representatives of the Isla Parties (excluding the Liberty Member, its equityholders and Affiliates and any directors appointed thereby) not to, directly or indirectly (i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Isla Competing Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of a an Isla Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Isla Competing Proposal (iii) furnish any non-public information regarding any of the Isla Parties, or access to the properties, assets or employees of any of the Isla Parties, to any Person in connection with or in response to any Isla Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Isla Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement providing for an Isla Competing Proposal, or (v) submit any Isla Competing Proposal to the approval of the holders of equity interests of Isla.

6.4 Preparation of Proxy Statement/Prospectus and Registration Statement.

(a) The Company will, as promptly as practicable, furnish to Isla such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Isla may reasonably request for the purpose of including such data and information in the Registration Statement, the Proxy Statement/Prospectus and any amendments or supplements thereto.

(b) Promptly following the date hereof, the Company, Isla and New PubCo shall cooperate in preparing, and Isla and New PubCo shall use their respective reasonable best efforts to cause to be filed with the SEC as promptly as practicable following the execution of this Agreement (and shall use such reasonable best efforts to cause such filing to occur no later than July 31, 2021), the mutually acceptable Registration Statement (of which the Proxy Statement/Prospectus will be a part). The Company shall use its reasonable best efforts to furnish the information required to be included in the Registration Statement with respect to the Company and its Subsidiaries and to provide such other assistance as may be reasonably requested by Isla and New PubCo in connection with the preparation and filing of the Registration Statement. Isla and New PubCo shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Isla and New PubCo shall use their respective reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable following the date on which the Registration Statement is declared effective under the Securities Act, the Company shall cause to be filed with the SEC the Proxy Statement/Prospectus and shall cause the Proxy Statement/Prospectus to be mailed to the holders of Company Common Stock.

(c) Each of the Company, on the one hand, and Isla and New PubCo, on the other, will advise the other promptly after it receives any request by the SEC for amendment of the Registration Statement or the Proxy Statement/Prospectus or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company, on the one hand, and Isla and New PubCo, on the other, shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or the Proxy Statement/Prospectus, or mailing the Proxy Statement/Prospectus, as applicable, (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company, on the one hand, and Isla and New PubCo, on the other, will (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the other (to the extent that such comments comply with the applicable requirements of the Securities Act and the Exchange Act, the applicable rules and regulations promulgated by the SEC, and any comments of the SEC or its staff); and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, neither such right of approval, nor such requirement of inclusion of such comments, in each case, on the part of Isla or New PubCo shall apply with respect to information relating to a Company Change of Recommendation that is permitted to be made in accordance with Sections 6.3(e)(iii) and 6.3(e)(iv). For the avoidance of doubt, no filing of the Registration Statement will be made by New PubCo, and no filing of the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other parties with a reasonable opportunity to review and comment thereon.

(d) New PubCo and the Company shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the time when the

Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the New PubCo Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company, Isla and New PubCo will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(e) If at any time prior to the Merger Effective Time, any information relating to Isla or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Isla or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, as applicable, so that (i) the Registration Statement would not contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement/Prospectus filed or to be filed by New PubCo would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) the Proxy Statement/Prospectus filed or to be filed by the Company would not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Company Stockholders Meeting which has become false or misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

6.5 Stockholders Approval.

(a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except, in each case, as permitted by Section 6.3, (x) the Company Board shall recommend that the stockholders of the Company approve the Merger, (y) the Company Board shall solicit from stockholders of the Company proxies in favor of the Merger, and (z) the Proxy Statement/Prospectus shall include the Company Board Recommendation; provided, that, following a Company Change of Recommendation, the Company shall not be required to solicit proxies in favor of the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company stockholders, or (B) unless the Company Board has effected a Company Change of Recommendation, if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting, and (ii) may adjourn or postpone the Company Stockholder Meeting after consultation with Isla, if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock voted in favor of the Merger, to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than ten Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (B), but not more than twice, and shall not be adjourned more than twice pursuant to the foregoing clause (ii) without Isla’s consent); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after three Business Days prior to the Outside Date. If reasonably requested by Isla, the Company shall promptly provide all voting tabulation reports relating to the Company Stockholders

Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Isla reasonably informed regarding the status of the solicitation. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Isla (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder. Without the prior written consent of Isla (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and matters of procedure) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting and the Company shall not submit any other proposal to such stockholders in connection with the Company Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement) and (ii) the Company shall not call any meeting of the stockholders of the Company other than the Company Stockholders Meeting; provided, that, the Company may (A) amend any Company Equity Plan in order to effectuate, and (B) submit a proposal to the stockholders of the Company at the Company Stockholders Meeting or at a meeting of the stockholders of the Company other than the Company Stockholders Meeting for approval of, in each case, without the prior written consent of Isla, the issuance of additional shares under such Company Equity Plan in an amount necessary to effectuate the treatment of any Company Restricted Stock Awards, Company PSU Awards, or Company Stock Option Awards pursuant to Section 3.4; provided, further, that, solely to the extent that it is determined under the applicable rules of the NYSE that the adoption of the Equity Incentive Plan requires the approval of the stockholders of the Company at the Company Stockholders Meeting or otherwise, then the Company shall adopt an amendment to any Company Equity Plan that provides an for additional share reserve for issuance following the Merger Effective Time in an amount equivalent to up to 2% of the total outstanding New PubCo Class A Common Stock and shall submit a proposal to the stockholders of the Company at the Company Stockholders Meeting or at a meeting of the stockholders of the Company other than the Company Stockholders Meeting for approval of such amendment (it being understood that the approval of any such proposal shall not be a condition to Closing with respect to any Party).

(b) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, the Company agrees that its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.5 shall not be affected by the making of a Company Change of Recommendation and, except as expressly provided otherwise in this Section 6.5, its obligations pursuant to this Section 6.5 shall not be affected by the commencement, announcement, disclosure, or communication to the Company of any Company Competing Proposal or other proposal (including a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event.

(c) Immediately after the execution of this Agreement, (i) Isla, acting upon the approval of Isla’s Board of Directors obtained prior to the date of this Agreement in accordance with Isla’s Organizational Documents, shall duly approve and adopt this Agreement in its capacity as the sole stockholder of New PubCo required to approve and adopt this Agreement in accordance with applicable Law and the Organizational Documents of New PubCo and shall deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement (other than board designation rights contemplated by the draft Board Letter Agreement shared among the Parties, which rights were granted in accordance with, and do not require the approval or consent of Isla under, the Organizational Documents of New PubCo), (ii) New PubCo, acting upon the approval of the New PubCo Board of Directors obtained prior to the date of this agreement, shall duly approve and adopt this Agreement in its capacity as the sole stockholder of C Merger Sub in accordance with applicable Law and the Organizational Documents of C Merger Sub and shall deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement, and (iii) Isla shall deliver to the Company evidence of the action by unanimous written consent of each of the holders of equity interests of Isla approving and adopting this

Agreement in accordance with applicable Law and the Organizational Documents of Isla and shall deliver to the Company evidence of such written consent so approving and adopting this Agreement.

6.6 Access to Information.

(a) Subject to applicable Law and the other provisions of this Section 6.6, the Company and Isla each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Isla, the Company or any of their respective Subsidiaries or Affiliates to any third party or any Governmental Entity in connection with the Transactions. The Company shall, and shall cause each of its Subsidiaries to, afford to Isla and its Representatives, during the period prior to the earlier of the Merger Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Isla and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Isla; provided, that, such access may be limited by the Company to the extent reasonably necessary for (i) the Company to comply with any applicable COVID-19 Measures or (ii) such access, in light of COVID-19 or COVID-19 Measures, not to jeopardize the health and safety of the Company’s and its Subsidiaries’ respective Representatives or commercial partners (provided, that, in the case of each of clauses (i) and (ii), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide such access as can be provided in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Isla and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i) No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is regarding the value of the transaction or is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, the Company or Isla, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Isla shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii) Notwithstanding the foregoing, each Party shall not be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a Phase II) of any environmental media or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of the other Party (which may be granted or withheld in such other Party’s sole discretion); and

(iii) no investigation or information provided pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by any Party herein.

(b) The Confidentiality Agreement dated as of April 5, 2021 between Kohlberg Kravis Roberts & Co. L.P. and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. From and after the date of this Agreement until the earlier of the Merger Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

6.7 HSR and Other Approvals.

(a) Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.7(b) and 6.7(c), and not this Section 6.7(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing, in no event shall either the Company or Isla or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Isla and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Isla or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy Statement/Prospectus). The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Isla (which consent, subject to Section 6.7(b), may be withheld in Isla’s sole discretion).

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten Business Days following the date of this Agreement, the Parties (or their ultimate parents) shall make any filings required under the HSR Act. Each of Isla and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings and in connection with obtaining all required consents, authorizations, orders, expirations, terminations, waivers, or approvals under any applicable Antitrust Laws. Unless otherwise agreed, Isla and the Company shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Isla and the Company shall each use its reasonable best efforts to promptly make an appropriate response to any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Laws designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States or any other competition authority of any jurisdiction (“Antitrust Authority”). Isla and the Company shall keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from any Antitrust Authority. In connection with the efforts referenced in this Section 6.7 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other Antitrust Law, or any state or provincial law, each of the Parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) provide each other with advance copies and a reasonable opportunity to comment on all material proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Antitrust Authority, except the Parties’ HSR Act filings, regarding any of the transactions contemplated hereby and (iii) to the extent permitted by law, provide Isla or the Company, as applicable, a reasonable opportunity to attend and participate in any substantive meetings, discussions, telephone conversations, or correspondence with an Antitrust Authority; provided that materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable law, and (D) as necessary to address reasonable privilege or confidentiality concerns. The foregoing obligations in this Section 6.7(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege. Notwithstanding anything to the contrary in this Agreement, none of the Parties nor any of their respective Affiliates shall be required to, and none of the Parties may, nor shall any of them permit their Subsidiaries to, without the prior written consent of the other Parties hereto, take any action that would reasonably be expected to have a material adverse effect on the financial condition, business, revenue or earnings before interest, taxes, depreciation or amortization of New PubCo and its Subsidiaries, taken as a whole, from and after the Closing.

(c) The Isla Parties and the Company shall not take any action that could reasonably be expected to hinder or delay in any material respect the expiration or termination of the required waiting period under the HSR Act or any other applicable Antitrust Laws, or any consent or approval required pursuant to any other applicable Antitrust Laws.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Merger Effective Time, New PubCo and the Surviving Person shall jointly and severally indemnify, defend and hold harmless, in the same manner as provided by the Company or by Isla, as applicable, immediately prior to the date of this Agreement, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Merger Effective Time, a director or officer of the Company, of Isla or any of their respective Subsidiaries or who acts as a fiduciary under any Company Plan or any equivalent plan of Isla, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company, of Isla or any of their respective Subsidiaries, a fiduciary under any Company Plan or any equivalent plan of Isla or is or was serving at the request of the Company, of Isla or any of their respective Subsidiaries as a director, officer, employee or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the Merger Effective Time and whether asserted or claimed prior to, but not after, the Merger Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and New PubCo and the Surviving Person shall jointly and severally pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Merger Effective Time), (i) the Indemnified Persons may retain the Company’s, Isla’s or New PubCo’s regularly engaged legal counsel or other counsel satisfactory to them, and New PubCo and the Surviving Person shall jointly and severally pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) New PubCo and the Surviving Person shall use their reasonable best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.8, upon learning of any such Proceeding, shall notify New PubCo and the Surviving Person (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.8 except to the extent such failure materially prejudices such Party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by New PubCo and the Surviving Person under this Section 6.8, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by New PubCo (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for the Company, Isla, the Series I Preferred Stockholder or the Indemnified Person within the last three (3) years. Notwithstanding the foregoing and except as provided in Section 6.8(c), this Section 6.8(a) shall not require New PubCo or the Surviving Person to indemnify, defend or hold harmless, or advance expenses to any Indemnified Person in connection with any Proceeding (or part thereof) initiated by such Indemnified Person.

(b) New PubCo, the Surviving Entity and the Surviving Person, as applicable, shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Entity or Surviving Person in any manner that would affect adversely the rights thereunder or under the Organizational Documents of the Surviving Entity, Surviving Person or any of their respective Subsidiaries of any Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Merger Effective Time, a director or officer of the Company or any of its Subsidiaries, or Isla or any of its Subsidiaries, to indemnification, exculpation and advancement except to the extent required by applicable Law. New PubCo shall cause the Surviving Entity and the Surviving Person to fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries, or Isla or any of its Subsidiaries, and any of its directors or officers existing and in effect prior to the date of this Agreement.

(c) To the fullest extent permitted under applicable Law, New PubCo and the Surviving Person shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.8(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.8 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d) Unless Isla and the Company agree in writing prior to the Merger Effective Time that retroactive coverage that is mutually satisfactory to Isla and the Company shall be obtained and prepaid in full by New PubCo or its Affiliate in connection with a director and officer liability insurance policy of New PubCo or the Surviving Person will cause to be put in place, and New PubCo or one of its Affiliates shall fully prepay immediately prior to the Merger Effective Time, “tail” insurance policies in favor of the Company’s Indemnified Persons with a claims reporting or discovery period of at least six years from the Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s or Isla’s current insurance carrier, as applicable, with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s or Isla’s existing policies, as applicable, with respect to matters, acts or omissions existing or occurring at, prior to, or after, the Merger Effective Time; provided, that in no event shall New PubCo and its Subsidiaries, collectively, be required to spend in the aggregate more than 300% of the amount of the annual premiums paid by the Company or Isla or its Subsidiaries (as applicable) for fiscal year 2020 for such purpose for the six years of coverage under such insurance policy, it being understood that New PubCo and its Subsidiaries, collectively, shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.

(e) In the event that New PubCo or the Surviving Person or any of their respective successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of New PubCo or the Surviving Person, as the case may be, shall assume the obligations set forth in this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.8, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.8 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. New PubCo and the Surviving Person shall pay all reasonable out-of-pocket expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.8, unless it is ultimately determined that such Indemnified Person is not entitled to such indemnity.

6.9 Transaction Litigation. Except for any Proceeding taken by any Antitrust Authority which shall be subject to Sections 6.7(b) and 6.7(c), in the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Isla, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Isla, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. The Company shall give Isla a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation, at Isla’s sole cost and expense, and shall consider in good faith Isla’s advice with respect to such Transaction Litigation (it being agreed and acknowledged that the Company shall have the right to conduct the defense of such Transaction Litigation); provided that the Company shall not offer or agree to settle any Transaction Litigation without the prior written consent of Isla.

6.10 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger; provided, in each case, such Party uses commercially reasonable efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees and, with respect to Isla, its Affiliates and their respective limited partners, members, officers, employees, directors, advisors or representatives (provided, that prior to making any written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Isla with a copy of the intended communication, the Company shall provide Isla a reasonable period of time to review and comment on the communication, and the Company shall consider any timely comments in good faith) and that the Company shall not be required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal, and matters related thereto or a Company Change of Recommendation, other than as set forth in Section 6.3.

6.11 Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Company and Isla, as the case may be, shall confer on a regular basis with each other and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Isla Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.7, prior to the Closing, the Company and Isla shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Merger Effective Time. Prior to the Merger

Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.12 Reasonable Best Efforts; Notification. Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI:

(a) upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions; and

(b) subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Isla each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Isla or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions). The Company shall give prompt notice to Isla, and Isla shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Sections 7.2(a) or 7.3(a) not being met, or (ii) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.13 Section 16 Matters. Prior to the Merger Effective Time, New PubCo and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of New PubCo (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to New PubCo, to be exempt under Rule 16b-3 under the Exchange Act.

6.14 Derivative Contracts. The Company shall use commercially reasonable efforts to assist Isla, its Affiliates and its and their Representatives in the amendment or novation of any Derivative Transaction of the Company or any of its Subsidiaries, in each case, on terms that are reasonably requested by Isla.

6.15 Stock Exchange Listing and Delisting. New PubCo shall use reasonable best efforts to cause the New PubCo Class A Common Stock to be issued in the Merger and issuable in connection with the Transactions (including upon exchange of the OpCo Units) to be approved for listing on the NYSE prior to the Merger Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with New PubCo and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE American and the NYSE, as applicable, to enable the approval for listing on the NYSE American or the NYSE of the New PubCo Class A Common Stock and the delisting by the Surviving Corporation or Surviving Entity of the shares of Company Common Stock from the NYSE American and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Merger Effective Time, and in any event no more than ten days after the Merger Effective Time. If the Surviving Corporation or Surviving Entity is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the Closing Date, the Company shall make available to Isla, at least ten Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period. Prior to Closing, (i) to the extent necessary to satisfy any listing requirements of the NYSE, Isla and the Company shall cooperate in good faith and shall agree (such agreement on the part of each such party, not to be unreasonably withheld, conditioned or delayed) to equitably adjust the Exchange Ratio and the Isla Ownership Number for all purposes of this Agreement by amendment hereof (preserving the economic allocation contemplated by the Exchange Ratio and Isla Ownership number set forth herein as of the date hereof) and (ii) to the extent that the number of shares of Company Common Stock issued and outstanding at the close of business on June 4, 2021 was not 201,071,407 and a different number is confirmed by the Company’s transfer agent in writing within 2 Business Days of the date hereof (or such later date as is approved by Isla in its sole discretion), the Exchange Ratio and the Isla Ownership Number shall automatically be equitably adjusted for all purposes of this Agreement to preserve the economic allocation contemplated by the Exchange Ratio and Isla Ownership number set forth herein as of the date hereof (which is based on 201,071,407 issued and outstanding shares of Company Common Stock). The Company shall cause the Company’s transfer agent to deliver the information described in the immediately preceding sentence within 2 Business Days of the date hereof.

6.16 Tax Characterization and Other Tax Matters.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), the Parties intend that:

(i) the Merger and the LLC Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(ii) Isla continue as a partnership for U.S. federal income tax purposes pursuant to Section 708(a) of the Code following the Closing Date (and therefore OpCo be treated as a continuation of Isla for U.S. federal income tax purposes following the Closing Date); and

(iii) the Contribution be treated as a contribution of assets and liabilities by New PubCo to OpCo (as the continuing Isla tax partnership) in a contribution described in Section 721(a) of the Code (such treatment in clauses (a)(i) through (iii), the “Intended Tax Treatment”).

(b) This Agreement is intended to constitute, and the Parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c) Each of Isla and the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to cause the Transactions to qualify for the Intended Tax Treatment. Each of the Parties will notify the other Party promptly after becoming aware of any reason to believe that the Transactions may not qualify for the Intended Tax Treatment. The Parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, shall take no Tax position inconsistent with the Intended Tax Treatment.

(d) Isla and the Company will use commercially reasonable efforts and reasonably cooperate with one another in connection with the issuance to Isla or the Company of any opinion relating to the Intended Tax Treatment, including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Isla or the Company, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

(e) All Transfer Taxes shall be borne by OpCo. If the Company, New PubCo or Isla is required by Law to pay any such Transfer Taxes, OpCo shall promptly reimburse the Company, New PubCo or Isla, as applicable, within ten Business Days of receipt of written request from the Company, New PubCo or Isla, as applicable, for such Transfer Taxes together with documentation of payment thereof. OpCo shall timely file (and, where required by Law, the Company, New PubCo and/or Isla, as applicable, shall join in the timely filing of) any Tax Returns for Transfer Taxes as required by Law and shall notify the Company and Isla when such filings have been made. The Parties each agree to use commercially reasonable efforts to timely sign and deliver (or cause to be timely signed and delivered) such agreements, certificates or forms as may be necessary or appropriate and otherwise to reasonably cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

6.17 Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.18 Employee Matters.

(a) For a period of at least one year following the Closing Date, New PubCo shall cause it or one of its Subsidiaries to provide each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Closing Date (each, a “Company Employee”) and who continues employment with New PubCo or any of its Subsidiaries as of the Closing Date with a base salary or wage rate and employee benefits that are substantially comparable, in the aggregate, to the base salary or wage rate and employee benefits provided to such Company Employee immediately prior to the Closing Date.

(b) From and after the Closing Date, New PubCo or its Subsidiaries shall take commercially reasonable efforts to credit each Company Employee’s service with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting and severance and vacation benefit accrual (but not for purposes of defined benefit pension accrual or post-employment retiree welfare benefits) with respect to the Employee Benefit Plans of New PubCo or any of its Subsidiaries in which any Company Employee is eligible to participate after the Closing Date, to the extent that such service was recognized under a corresponding Company Plan immediately prior to the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) For purposes of each Employee Benefit Plan of New PubCo or any of its Subsidiaries in which any Company Employee is eligible to participate after the Closing Date, New PubCo shall take commercially reasonable efforts to (i) cause all pre-existing condition exclusions, waiting periods, evidence of insurability and actively-at-work requirements to be waived for each Company Employee and their covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Plan in which such Company Employee participated immediately prior to the Closing Date and (ii) give full credit for all co-payments, coinsurance, maximum out-of-pocket requirements and deductibles to the extent satisfied in the plan year in which the Closing occurs as if there had been a single continuous employer.

(d) Effective as of the day prior to the Closing but contingent upon the Closing, the Company shall cause to be approved board resolutions terminating the Company 401(k) Plan (the “Company 401(k) Plan”) unless Isla provides written notice to the Company that the Company 401(k) Plan shall not be terminated. Unless Isla provides such written notice to the Company, the Company shall provide Isla copies of such board resolutions. Effective as soon as administratively practicable following the Closing Date, each Company Employee shall be eligible to participate in a tax-qualified defined contribution plan established or designated by New PubCo or its Affiliates (the “New PubCo 401(k) Plan”), subject to the terms and conditions of the New PubCo 401(k) Plan. As soon as practicable after the Closing and to the extent not prohibited under applicable Law, New PubCo shall take all action necessary to provide that each Company Employee may elect to rollover his or her full account balance in the Company 401(k) Plan in cash to the New PubCo 401(k) plan.

(e) New PubCo or its Subsidiary shall honor all Company severance plans and policies, which, for sake of clarity, include plans and policies that provide for post-termination payments, covering the Company Employees in effect as of immediately prior to the Closing in accordance with the terms and conditions as in effect on the date hereof. For the sake of clarity, the foregoing proviso shall not in any way limit the rights of any participants in any Company severance plan or policy as in effect as of the date hereof.

(f) In determining the amount of discretionary annual incentive bonuses for the calendar year in which the Closing Date occurs, New PubCo shall consider and provide credit for, in good faith, periods of service by each Company Employee for the portion of such calendar year that that precedes the Closing Date.

(g) This Section 6.18 shall be binding upon and shall inure solely to the benefit of each of the Parties, and nothing in this Section 6.18, express or implied, (i) is intended to confer upon any other Person (including any current or former Company Employee, directors, officers, or consultants of the Company or any of its Subsidiaries or, on or after the Closing, New PubCo or any of its Subsidiaries) any rights or remedies of any nature whatsoever, (ii) is intended to be, shall constitute or be construed as an amendment to or modification of any Company Plan or any other Employee Benefit Plan, program, policy, agreement or arrangement of New PubCo, the Company or any respective Subsidiary thereof or (iii) obligates New PubCo or any of its Subsidiaries to retain the employment of any Company Employee or a service relationship with any other service provider of the Company or any of its Subsidiaries following the Closing.

6.19 Payoff Letter. Not less than three (3) Business Days prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver to Isla from each holder (or administrative agent or other authorized representative of such holders) of Subject Indebtedness that will be outstanding immediately prior to the Closing, a copy of a payoff letter in form reasonably satisfactory to Isla, setting forth the total amounts payable to each such holder (or the aggregate amounts payable to the administrative agent or other authorized representative of such holders for the account of such holders) of such Subject Indebtedness to fully satisfy all outstanding principal, interest, Debt Prepayment Expenses, and all outstanding fees, costs and expenses payable by the Company and its Subsidiaries in respect of such Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement of each such holder of Subject Indebtedness that upon payment in full of all such amounts owed to such holder (which amounts shall be paid in full at the Closing in accordance with such Payoff Letters by New PubCo or an Affiliate thereof) the loan documents shall be terminated with respect to the Company and its Subsidiaries that are borrowers or guarantors thereof (or the assets or equity of which secure such Indebtedness) and such holder shall release and terminate all Encumbrances on the Company and its Subsidiaries and their respective assets and equity securing such Subject Indebtedness (the “Payoff Letters”), together with any applicable documents necessary to evidence the release and termination of all Encumbrances on the Company and its Subsidiaries and their respective assets and equity securing, and any guarantees by the Company and its Subsidiaries in respect of, such Subject Indebtedness.

6.20 Financing. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide to Isla such cooperation reasonably requested by Isla, and which is customarily provided by similarly situated Persons engaging in similar transactions, in connection with the Company, its Subsidiaries or its assets and any proposed financing, including any expansion of the Isla Debt Agreements, to reflect the consolidation of the assets of Isla and the Company, including: (a) using commercially reasonable efforts to cooperate with marketing efforts and assist with the preparation of materials for rating agency presentations and bank books, offering memoranda or other marketing documents, customarily reviewed or reasonably requested by such rating agencies and banks; (b) upon reasonable prior written notice, participating at reasonable times (and during regular business hours) in a reasonable number of meetings, presentations and rating agency and due diligence sessions; and (c) reasonably assisting with the preparation of any credit agreement, reasonable pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents; provided that (A) nothing in this Section 6.20 shall require the Company to (I) take any action that would reasonably be expected to conflict with or violate any of the Company’s Organizational Documents or any Law or (II) pay any fees, reimburse any expenses or give any indemnities prior to the Closing, (B) nothing in this Section 6.20 shall require such cooperation to the extent it would unreasonably interfere with the ongoing business or operations of the Company, (C) no obligation of the Company or any Subsidiary of the Company under any document or agreement executed by the Company or any Subsidiary of the Company in connection with this Section 6.20 shall be effective until the Closing and (D) Isla shall promptly upon receipt of a reasonably detailed invoice therefor, reimburse the Company for any reasonable and documented out-of-pocket expenses and costs incurred in connection with the obligations of the Company and its Subsidiaries under this Section 6.20; provided, further, that, except as expressly set forth in this Agreement, nothing in this Agreement shall require the Company or its Subsidiaries to cause the delivery of (x) legal opinions or reliance letters, (y) any financial information in a form not customarily prepared by the Company with respect to such period or (z) any financial information with respect to a fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request (or, in the case of annual financial statements, ninety (90) days prior to such request).

6.21 Transfers of Isla and New PubCo Interests. Isla hereby covenants and agrees that, until the earlier of the Distribution and the termination of this Agreement, other than as contemplated hereby, it shall not sell or transfer, or permit or consent to any pledge of or Encumbrance on, any of its shares of New PubCo. New PubCo covenants and agrees that, until the earlier of the Contribution and the termination of this Agreement, other than as contemplated hereby, it shall not sell, transfer permit or consent to any pledge of, or Encumbrance on, any of its equity interests in C Merger Sub or L Merger Sub.

6.22 Termination of Isla Management Agreement. No later than immediately prior to the Closing, the Isla Management Agreement shall be terminated in full, without any consideration becoming due and payable on the part of any party thereto as a result of such termination, and without any further liability or obligation on the part of either party thereto under the terms thereof.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction at or prior to the Merger Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approvals. Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b) Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Governmental Entity (including any Antitrust Authority) having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e) Listing. The shares of New PubCo Class A Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement (and issuable to the holders of OpCo Units other than New PubCo upon exchange or redemption of such OpCo Units) shall have been authorized for listing on a nationally recognized stock exchange, upon official notice of issuance.

7.2 Additional Conditions to Obligations of the Isla Parties. The obligations of the Isla Parties to consummate the Transactions are subject to the satisfaction at or prior to the Merger Effective Time of the following conditions, any or all of which may be waived exclusively by Isla, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the third and fifth sentences of Section 4.2(b) (Capital Structure), and Section 4.3(a) (Authority) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the third and fifth sentences of Section 4.2(b), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all representations and warranties of the Company set forth in Section 4.2(b) (Capital Structure) other than the third and fifth sentences thereof shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct all material respects only as of such date or period of time) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded), and (iii) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties with respect to which the circumstances giving rise to such inaccuracies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time.

(c) Compliance Certificate. Isla shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

7.3 Additional Conditions to Obligations of the Company. The obligation of Company to consummate the Transactions is subject to the satisfaction at or prior to the Merger Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of Isla. (i) The representations and warranties of the Isla Parties set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the fourth and sixth sentences of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority), and Section 5.27 (Certain Transactions) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the fourth and sixth sentences of Section 5.2(b) (Capital Structure), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all representations and warranties of Isla set forth in Section 5.2(b) (Capital Structure) other than the fourth and sixth sentences thereof shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded), and (iii) each of the remaining representations and warranties of Isla set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties with respect to which the circumstances giving rise to such inaccuracies would not, individually or in the aggregate, reasonably be expected to have an Isla Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Isla Parties. The Isla Parties each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Merger Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of Isla signed by an executive officer of Isla, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Material Adverse Effect. No Isla Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time, whether (except as expressly set forth below) before or after Company Stockholder Approval has been obtained:

(a) by mutual written consent of the Company and Isla;

(b) by either the Company or Isla:

(i) if any Governmental Entity (including any Antitrust Authority) having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Transactions illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose material breach of a covenant or agreement under this Agreement has been the proximate cause of or directly resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii) if the Merger shall not have been consummated on or before 5:00 p.m. Houston, Texas time, on January 7, 2022 (such date being the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose material breach of any covenant or agreement under this Agreement has been the proximate cause of or directly resulted in the failure of the Merger to occur on or before such date;

(iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would, if it occurred or continued on the Closing Date, give rise to the failure of a condition set forth in Sections 7.2(a) or (b) (in the case of a breach on the part of the Company) or Section 7.3(a) or (b) (in the case of a breach on the part of any of the Isla Parties), as applicable (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching Party of such breach (which notice shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 8.1(b)(iii) in the event that such breach is not cured within such 30-day period) and (ii) two Business Days prior to the Outside Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv) if Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof; or

(c) by Isla prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement); and

(d) by Isla, if the Company or its Subsidiaries or a director or officer of the Company shall, or shall have caused the Company to, have willfully breached the obligations set forth in Section 6.3(b) in any material respect.

(e) by the Company, if, prior to, but not after, the time the Company Stockholder Approval is obtained (A) the Company Board authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 6.3, to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal, (B) substantially concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 6.3, enters into a Company Alternative Acquisition Agreement providing for a Company Superior Proposal and (C) substantially concurrently with such termination, the Company pays to Isla the Company Termination Fee.

8.2 Notice of Termination; Effect of Termination.

(a) A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b) In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.6(b) (Confidentiality Agreement), Section 8.3 (Expenses and Other Payments) and Article I (Certain Definitions) and Article IX (General Provisions) (and the provisions that substantively define any related defined terms not substantively defined in Article I), each of which shall survive any such termination; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of this Agreement or fraud committed by such Party.

8.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Transactions shall be consummated. All fees and expenses incurred by the Parties and their Affiliates related to the filings contemplated by Section 6.7 shall be borne 75% by Isla and 25% by the Company.

(b) If (x) Isla terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or Section 8.1(d) (Breach of Non-Solicitation), then the Company shall pay Isla the Company Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Isla no later than three Business Days after notice of termination of this Agreement or (y) the Company terminates this Agreement pursuant to Section 8.1(e), then the Company shall pay Isla the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Isla substantially concurrently with the termination of this Agreement.

(c) If either the Company or Isla terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain the Company Stockholder Approval), and the Company Termination Fee is not otherwise payable by the Company pursuant to this Section 8.3, then the Company shall pay Isla the Isla Expenses no later than three Business Days after notice of termination of this Agreement.

(d) If (i) (A) Isla or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), and on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven Business Days prior to the Company Stockholders Meeting or (B) Isla terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), and following the execution of this Agreement and on or before the date of any such termination, a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to senior management of the Company or to the Company Board and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or a Company Competing Proposal is consummated, then the Company shall pay Isla the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(c). For purposes of clause (ii) of this Section 8.3(d), any reference in the definition of Company Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%.”

(e) In no event shall Isla be entitled to receive more than one payment of the Company Termination Fee or more than one payment of Isla Expenses. If Isla receives the Company Termination Fee, then Isla will not be entitled to also receive a payment of the Isla Expenses. If Isla receives payment of the Isla Expenses, and following receipt thereof, Isla becomes entitled to payment of the Company Termination Fee, then the amount of the Company Termination Fee payable to Isla shall be reduced by the amount of the Isla Expenses so received by Isla. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, Isla commences a Proceeding that results in judgment for Isla for such amount, the Company shall pay Isla its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that (i) the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of the Company and its Subsidiaries against the Isla Parties and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Isla Parties shall be liable for damages for such fraud or Willful and Material Breach), and no Isla Party or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Isla Parties in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) the monetary remedies set forth in this Section 8.3 (to the extent applicable to any failure of the Merger to be consummated) and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of the Isla Parties against the Company, and the Isla Parties shall have no other remedies against the Company, and no remedies against any Person other than the Company, including the Company’s Subsidiaries and any of the Company’s or its Subsidiaries’ respective former, current or future directors, managers, officers, shareholders, members, Representatives or Affiliates, in each case, for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of such fraud or Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX

GENERAL PROVISIONS

9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Isla Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX and the agreements of the Parties in Article II and Article III, and Section 4.28 (No Additional Representations), Section 5.29 (No Additional Representations), Section 6.8 (Indemnification; Directors’ and Officers’ Insurance), Section 6.16 (Tax Matters), Section 6.18 (Employee Matters) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Merger Effective Time.

9.3 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) transmitted by electronic mail (“e-mail”); provided, that no “bounce back” or notice of non-delivery is received; or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i) if to any Isla Party, to:

Independence Energy LLC

c/o Kohlberg Kravis Roberts & Co.

600 Travis Street

Suite 7200

Houston, TX 77002

Attention: David Rockecharlie; Brandi Kendall; Todd Falk

E-mail: David.Rockecharlie@kkr.com; Brandi.Kendall@kkr.com

Todd.Falk@kkr.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, TX 77002

Attention: Keith Fullenweider; Douglas McWilliams

E-mail: kfullenweider@velaw.com; dmcwilliams@velaw.com

(ii) if to the Company, to:

Contango Oil & Gas Company

111 E. 5th Street, Suite 300

Fort Worth, TX 76102

Attention: Charles L. McLawhorn, III

E-mail: Chad.McLawhorn@contango.com

with a required copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP

811 Main Street

Suite 3000

Houston, TX 77002

Attention: Hillary Holmes

E-mail: HHolmes@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue

Suite 2100

Dallas, TX 75201

Attention: Jeffrey A. Chapman

E-mail: JChapman@gibsondunn.com

9.4 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or the Isla Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or the Isla Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or the Isla Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Isla and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or an Isla Material Adverse Effect. The headings, if any, of the individual sections of each of the Isla Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and the Isla Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or the Isla Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties only to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or the Isla Disclosure Letter with respect to such other representations or warranties or as an appropriate cross-reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or the Isla Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); any Governmental Entity include any successor to that Governmental Entity; (ii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (iii) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (iv) “made available” means, with respect to any document, that such document was in the electronic data room relating to the Transactions maintained by the Company or Isla, as applicable, prior to the execution of this Agreement.

9.5 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, Designated Stockholder Voting Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) but only from and after the Merger Effective Time and (b) Section 6.8 (which from and after the Merger Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Merger Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) SUBJECT TO SECTION 9.7(d), THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE

LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATIONS LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

(d) Notwithstanding the foregoing, (i) the matters pertaining to the TBOC contained in Article I, Article II and Article III, including matters relating to the filing of the Certificate of Merger and the effects of the Merger, shall be governed by the TBOC, and all matters relating to the duties of the board of directors of the Company shall be governed by and construed in accordance with the Laws of the State of Texas without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

9.8 Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of (i) the Company or (ii) any Person who controls the Company. Notwithstanding anything to the contrary herein, no Company Affiliate shall have any liability or obligation to the Isla Parties of any nature whatsoever in connection with or under this Agreement or the applicable Designated Stockholder Voting Agreement or the transactions contemplated hereby or thereby, and the Isla Parties hereby waive and release all claims of any such liability and obligation, except in each case as expressly provided by the applicable Designated Stockholder Voting Agreement between such Designated Stockholder and Isla. Each of the following is herein referred to as an “Isla Affiliate”: (x) any indirect holder of equity interests or securities in Isla (whether stockholders or otherwise, excluding, for the avoidance of doubt, each such Person that is party to this Agreement), (y) any Affiliate of Isla, and any other investment funds, vehicles or accounts sponsored or managed by Affiliates of Isla (or one of any such Person’s subsidiary advisory entities) (excluding, in each case, each of Isla’s Subsidiaries and such Persons that are parties to this Agreement) and the Persons in which they invest, and (z) any director, officer, employee, Representative or agent of Isla or any Person identified in clauses (x) and (y). No Isla Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby (excluding any Ancillary Documents or other agreements referred to herein (including any such agreements attached as Exhibits hereto), in each case, to which such Isla Affiliate is a party, and solely with respect to such agreements as set forth therein), and the Company hereby waives and releases all claims of any such liability and obligation.

9.11 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.11. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

9.12 Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.13 Extension; Waiver. At any time prior to the Merger Effective Time, the Company and Isla may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Isla in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto (except with respect to such agreements contemplated hereby to which Persons that are not expressly named parties hereto are party and in such case solely with respect to such agreements as set forth therein) and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate (including, with respect to Isla, any other investment funds, vehicles or accounts sponsored or managed by Affiliates of Isla (or one of any such Person’s subsidiary advisory entities), and the Persons in which they invest), agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Isla Parties under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement (excluding any claim based on, arising out of, or related to any Ancillary Documents or other agreements referred to herein (including any such agreements attached as Exhibits hereto), in each case, to which such Person is a party and solely with respect to such agreements as set forth therein).

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CONTANGO OIL & GAS COMPANY

By:	/s/ Wilkie S. Colyer
Name:	Wilkie S. Colyer
Title:	Chief Executive Officer

SIGNATURE PAGE TO TRANSACTION AGREEMENT

INDEPENDENCE ENERGY LLC

By:	Independence Energy MM LLC, its
managing member

By:	/s/ David Rockecharlie
Name:	David Rockecharlie
Title:	Chief Executive Officer

IE PUBCO INC.

By:	/s/ David Rockecharlie
Name:	David Rockecharlie
Title:	Chief Executive Officer

IE OPCO LLC

By:	Independence Energy LLC, its sole
Member
By:	Independence Energy MM LLC, its
managing member

By:	/s/ David Rockecharlie
Name:	David Rockecharlie
Title:	Chief Executive Officer

IE C MERGER SUB INC.

By:	/s/ David Rockecharlie
Name:	David Rockecharlie
Title:	Chief Executive Officer

SIGNATURE PAGE TO TRANSACTION AGREEMENT

IE L MERGER SUB LLC

By:	IE PubCo Inc., its sole Member

By:	/s/ David Rockecharlie
Name:	David Rockecharlie
Title:	Chief Executive Officer

SIGNATURE PAGE TO TRANSACTION AGREEMENT

ANNEX A

Certain Definitions

“A&R OpCo LLCA” means the Amended and Restated Limited Liability Company Agreement of OpCo substantially in the form attached hereto as Exhibit C.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Aggregated Group” means all Persons, entities or trades or businesses (whether or not incorporated) under common control with any other Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Ancillary Documents” means the following documents:

(a) the Registration Rights Agreement;

(b) the A&R OpCo LLCA; and

(c) the Management Agreement.

“Anti-Corruption Laws” means (i) the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) the U.K. Bribery Act 2010, (iii) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (iv) similar legislation applicable to the Company or Isla and their respective Subsidiaries, as applicable, from time to time.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on banks in the State of New York are authorized or obligated to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Isla or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s and its Subsidiaries’ (taken as a whole) assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors of the Company or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that generated 20% or more of the Company’s and its Subsidiaries’ (taken as a whole) net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months.

“Company Equity Plans” means the Company’s Third Amended and Restated 2009 Incentive Compensation Plan and the Company’s 2005 Stock Incentive Plan.

“Company Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement and that was not known to or reasonably foreseeable by the Company

Board as of the date of this Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall the following events, changes or developments constitute a Company Intervening Event: (A) the receipt, existence or terms of a Company Competing Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in a Company Competing Proposal, (B) any fact, circumstance, effect, change, event or development relating to Isla or any of its Subsidiaries that does not amount to an Isla Material Adverse Effect, (C) changes in the market price or trading volume of Company Common Stock or any other securities of the Company, or any change in credit rating or the fact that the Company meets or exceeds (or that Isla fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that for each of the foregoing, the underlying cause thereof may be taken into account for purposes of determining whether a Company Intervening Event has occurred).

“Company Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation.

“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the TBOC and the Organizational Documents of the Company.

“Company Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or group (other than Isla or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 50% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or that generated 50% or more of the Company’s and its Subsidiaries’ consolidated net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, respectively, or (b) more than 50% of the outstanding shares of Company Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Company Board, after consultation with its financial advisors and outside legal counsel that (i) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Isla in response to such proposal or otherwise), and (ii) is reasonably likely to be consummated on substantially the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board.

“Company Termination Fee” means $33,375,989.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, curfew or other restrictions imposed by any Governmental Entity or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic or pandemic in each case as required by Law and applicable to the relevant Person.

“Debt Prepayment Expenses” means all prepayment or termination fees, expenses or breakage costs, redemption prices or premiums (including any “make-whole” premiums) and penalties in each case payable in connection with any redemption, prepayment, defeasance or other satisfaction of amounts for any outstanding Indebtedness of the Company and its Subsidiaries under any Subject Indebtedness.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DTC” means The Depositary Trust Company.

“Edgar” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, post-termination or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other benefit or compensation plan, policy, contract agreement, arrangement, program or practice.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Energy Finance” means Independence Energy Finance, LLC, a Delaware limited liability company.

“Environmental Laws” means any and all Laws pertaining to pollution or protection of the environment, natural resources or occupational safety and health (including, without limitation, the plugging and abandonment of any Wells, any natural resource damages or any generation, use, storage, treatment, disposal or Release of, or exposure to, Hazardous Materials enacted or in effect as of or prior to the Closing Date).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (a) chemical, product, material, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, naturally occurring radioactive materials or radon; (c) any Hydrocarbons; or (d) per- and polyfluoroalkyl substances.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (d) indebtedness of others as described in clauses (a) through (c) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common Law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“Isla Debt Agreements” means that certain Indenture, dated as of May 6, 2021, among Energy Finance, certain of its subsidiaries and U.S. Bank National Association and that certain Credit Agreement, dated as of May 6, 2021, by and among Energy Finance, Wells Fargo Bank, National Association and the lenders and other entities party thereto, as amended from time to time.

“Isla Expenses” means a cash amount equal to $6,068,362 to be paid in respect of Isla’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Isla Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Isla or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Isla or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Isla’s and its Subsidiaries’ (taken as a whole) assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding equity interests of Isla (or any other securities, or class or series of series, in each case, entitled to vote on the election of the Board of Directors of Isla) or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Isla or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Isla or any of its Subsidiaries that generated 20% or more of Isla’s and its Subsidiaries’ (taken as a whole) net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months.

“Isla Management Agreement” means that certain Management Agreement, dated as of August 18, 2020, by and between Isla and Kohlberg Kravis Roberts & Co. L.P., as amended from time to time.

“Isla Ownership Number” means 127,345,224, as may be adjusted pursuant to Section 6.15.

“Isla Parties” means Isla, New PubCo, OpCo, C Merger Sub and L Merger Sub.

“Isla Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by Isla or any of its Subsidiaries, or under or with respect to which Isla or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.2 of the Company Disclosure Letter and (b) in the case of Isla, the individuals listed in Schedule 1.1 of the Isla Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, injunction, award, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Management Agreement” means the Management Agreement to be entered into as of the closing between New PubCo and an Affiliate of Isla to be specified by Isla prior to the Closing, substantially in the form attached hereto as Exhibit D.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, condition, effect, change, event or development (“Effect”) that (a) prevents, materially delays or materially impairs the ability of such Party or its Subsidiaries to consummate the Transactions or could reasonably be expected to do so or (b) is, or could reasonably be expected to be, materially adverse to the financial condition, business, or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that, in respect of clause (b) above, none of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries, and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics, epidemics, endemics or other widespread health crisis (including the existence, impact or worsening of COVID-19);

(v) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism, civil unrest, public demonstrations, cyber attacks, hacking, or the escalation or general worsening of any of the foregoing;

(vi) changes in, or any adoption, implementation, modification, repeal, interpretation, proposal of, any Law, or changes in other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures that are not otherwise excluded from the definition of may “Material Adverse Effect” may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

(viii) the announcement of this Agreement or the pendency or consummation of the Transactions, including the initiation of litigation by any Person with respect to this Agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions); or

(ix) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement (except for any obligation under this Agreement to operate in the ordinary course of business pursuant to Section 6.1 or 6.2, as applicable), including the taking of any actions required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws for the consummation of the Transactions, or the taking of any action requested to be taken by the other Party;

provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vi) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the United States domestic onshore oil and gas exploration, development or production industry (in which case, the incremental disproportionate adverse effect (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may or could occur solely to the extent they are disproportionate).

“New PubCo Certificate of Incorporation” means the Certificate of Incorporation of New PubCo, dated June 3, 2021.

“NYSE” means the New York Stock Exchange.

“NYSE American” means the NYSE American.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all right, title and interest in (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, non-participating royalty interests, production payments, net profit interests, carried interests and other non-working interests and non-operating interests (derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, participation agreements, development agreements, communitization agreements, division orders, transfer orders, mineral deeds, royalty deeds, term assignments (or other similar agreements or instruments), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“OpCo Units” means the “Units” as defined in the A&R OpCo LLCA.

“ordinary course of business” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business of such Person, excluding (whether or not such term is qualified by “consistent with past practice” or any similar phrase) any commercially reasonable deviations therefrom due to COVID-19 or COVID-19 Measures.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company, the Isla Parties and (b) when used with respect to any Isla Party, the Company.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Encumbrances” means:

(a) to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Merger Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, organizational documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, repairmen’s, construction and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business by appropriate Proceedings and for which adequate reserves have been established on the financial statements of the Company or Isla, as applicable, in accordance with GAAP;

(c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Reports or the Isla Reserve Reports, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Reports or the dates of the Isla Reserve Reports, as applicable;

(d) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(e) such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Isla or its Subsidiaries) or Isla (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, have expressly waived in writing;

(f) all easements, zoning restrictions, Rights-of-Way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways and other easements and Rights-of-Way, on, over or in respect of any of the properties of the Company or Isla, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g) any Encumbrances discharged at or prior to the Merger Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(h) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

(i) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, Rights-of-Way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Isla, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Reports or Isla Reserve Reports, as applicable, with respect to such lease, or increase the working interest of the Company or Isla (without at least a proportionate increase in net revenue interest), as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Isla Reserve Reports, as applicable, with respect to such lease and, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Isla Material Adverse Effect, as applicable.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any information that, alone or in combination with other information held by the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), but excluding Taxes.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into as of the Closing by and among New PubCo and certain stockholders of the Company, substantially in the form attached hereto as Exhibit E.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933

“Series I Preferred Stockholder” means Independence Energy Aggregator GP LLC, a Delaware limited liability company.

“Subject Indebtedness” means any Indebtedness pursuant to that certain Credit Agreement, dated as of September 17, 2019, by and among the Company and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, modified, supplemented or replaced from time to time.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (provided, that, for purposes of this Agreement, prior to the Closing, each of New PubCo, C Merger Sub, OpCo and L Merger Sub shall be deemed to be Subsidiaries of Isla), (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable state Law.

“Tax” or “Taxes” means (a) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), unclaimed property and escheat obligations and other governmental charges, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case, imposed by any Governmental Entity, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local law, for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Transactions” means the Merger, the LLC Merger, the Contribution and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes that are incurred as a result of the Transactions contemplated by this Agreement; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Wells” means all oil or gas wells and all CO2, water, injection, disposal or other wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a deliberate act or failure to take an act by the breaching party (which act or failure to take an act is and of itself a material breach of this Agreement) with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a material breach of this Agreement.

EXHIBIT A

FORM OF AMENDED AND RESTATED NEW PUBCO CERTIFICATE OF

INCORPORATION

[Intentionally Omitted.]

EXHIBIT B

FORM OF AMENDED AND RESTATED NEW PUBCO BYLAWS

[Intentionally Omitted.]

EXHIBIT C

FORM OF AMENDED AND RESTATED OPCO LIMITED LIABILITY COMPANY

AGREEMENT

[Intentionally Omitted.]

EXHIBIT D

FORM OF MANAGEMENT AGREEMENT

[Intentionally Omitted.]

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

[Intentionally Omitted.]